Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

by and among

ARCHIMEDES PHARMA US INC.,
ARCHIMEDES PHARMA LTD.,
ARCHIMEDES DEVELOPMENT LTD.

and

DEPOMED, INC.

July 29, 2013

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

i

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ii

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

iii

Exhibits

Exhibit 1.01(ii)	-	Seller Parties’ Knowledge Individuals
Exhibit 2.01(a)(i)(A)	-	Purchased Patents
Exhibit 2.01(a)(i)(B)	-	Purchased Marks
Exhibit 2.01(a)(i)(C)	-	Acquired Licenses and Seller In-Licensed Patents
Exhibit 2.01(a)(i)(D)	-	Purchased Copyrights
Exhibit 2.01(a)(ii)	-	Transferred Contracts
Exhibit 2.01(a)(iii)	-	Transferred Federal Permits
Exhibit 2.01(a)(iv)	-	Transferred State Permits
Exhibit 2.01(a)(v)	-	Books and Records
Exhibit 2.01(a)(vii)	-	Equipment and Machinery
Exhibit 2.01(a)(viii)	-	Prepaid Expenses
Exhibit 2.01(a)(x)	-	Product Inventory
Exhibit 2.02(a)	-	Assumed Liabilities
Exhibit 2.02(b)	-	Excluded Liabilities
Exhibit 3.01(b)(iii)	-	Form of Bill of Sale
Exhibit 3.01(b)(iv)	-	Form of Assignment and Assumption Agreement
Exhibit 3.01(b)(v)	-	Form of Trademark Assignment
Exhibit 3.01(b)(vi)	-	Form of Patent Assignment
Exhibit 3.01(b)(vii)	-	Form of Purchaser FDA Letters
Exhibit 3.01(b)(viii)	-	Form of Escrow Agreement
Exhibit 3.01(b)(xi)	-	Form of License Agreement
Exhibit 3.01(b)(xii)	-	Form of Transfer Agreement
Exhibit 3.01(c)(v)	-	Required Consents
Exhibit 3.01(c)(vi)	-	Form of Seller FDA Letters
Exhibit 3.01(c)(xv)	-	Blanket Authorization Letter
Exhibit 3.02(e)	-	[***]
Exhibit 6.05	-	Seller Contracts
Exhibit 9.01(a)	-	Transition Plan
Exhibit 9.05(d)	-	Confidentiality Agreements
Exhibit 9.10(a)	-	Form of Customer Letter
Exhibit 9.10(b)	-	Form of Vendor Letter

Schedules

Schedule 5.02(b)
Schedule 5.03(a)
Schedule 5.04(a)
Schedule 5.04(c)
Schedule 5.04(d)
Schedule 5.04(e)
Schedule 5.05(a)
Schedule 5.05(b)
Schedule 5.06(d)
Schedule 5.09(c)

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Schedule 5.09(i)
Schedule 5.13
Schedule 5.16
Schedule 5.17
Schedule 9.12(b)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 29, 2013, is made by and among Archimedes Pharma US Inc., a Delaware corporation (“Seller”), Archimedes Pharma Ltd., a corporation registered under the laws of England and Wales (“Parent”), Archimedes Development Ltd., a company registered under the laws of England and Wales (“Archimedes Development”), and Depomed, Inc., a California corporation (“Purchaser”).  Each of Seller and Archimedes Development is a wholly owned subsidiary of Parent.  Each of Seller, Parent and Archimedes Development is sometimes individually referred to herein as a “Seller Party” and are sometimes collectively referred to herein as the “Seller Parties”.  Each Seller Party and Purchaser is sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.  Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in ARTICLE I.

RECITALS

WHEREAS, each Seller Party is the owner of certain patents, trademarks, copyrights, know-how, regulatory approvals and other assets relating to the Seller Parties’ proprietary fentanyl pectin nasal spray product (with eight (8) active sprays) for the management of break-through pain in opioid-tolerant cancer patients referred to as Lazanda® that contains fentanyl citrate as its sole active ingredient and is approved under the Product NDA (the “Product”); and

WHEREAS, each Seller Party desires to sell, and Purchaser desires to purchase from each Seller Party, certain assets of such Seller Party relating primarily or exclusively to the Product in the Territory, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.    Definitions.

(a)           For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

“Acquisition” means the consummation of the transactions contemplated hereby.

“Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. Sections 314.80 or 312.32, associated with the Product.

“Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Ancillary Agreement” means individually and collectively, each of the Confidentiality Agreement, the Assignment and Assumption Agreement, the Bills of Sale, the Escrow Agreement, the Patent Assignment, the Trademark Assignment, the License Agreement and the Transfer Agreement.

“Annual Net Sales” shall mean the Net Sales during any calendar year.

“Business” means the use, development, formulation, distribution, testing, marketing, offer for sale, sale, assembly, packaging, transportation and manufacture (including the importation or exportation of components for manufacture) of the Product in the Territory.

“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

“Closing Consideration” means Four Million Dollars ($4,000,000).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“COGS” means, with respect to a specified period, Purchaser’s cost of goods sold (calculated in accordance with GAAP) for the applicable Products sold in the Territory for such period.

“Confidential Information” means all non-public, proprietary or confidential information relating to the Product, the Acquired Assets, or the Business, including know-how, scientific information, clinical and pre-clinical data, other data, files, reports, adverse event information, formulas, methods and processes, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, vendor information, manufacturing information, supplier information, marketing and sale information, competitor information, business plans, and all Intellectual Property, including any information meeting the foregoing description and furnished by Purchaser to any Seller Party after the Closing in accordance with this Agreement.

“Confidentiality Agreement” means that certain letter agreement, dated as of April 10, 2013, between Seller and Purchaser.

“Contracts” means all leases, subleases, indentures, licenses, agreements, contracts, commitments and all other legally binding arrangements that have been reduced to writing.

“Dollars” and “$” mean lawful money of the United States of America.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Fund” means One Million Dollars ($1,000,000).

“Expiration Date” means the date that is eighteen (18) months following the Closing Date.

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Generic Equivalent” means an A/B rated generic version of the Product in the Territory.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, government, agency, commission, official or other instrumentality of any country, federal, state, county, city or other political subdivision, foreign or domestic, including the FDA, the DEA and any other governmental instrumentality with responsibility for granting any licenses, registrations or Regulatory Approvals or exercising taxing powers or functions.

“IFRS” means International Financial Reporting Standards.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in the United States, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets; (ii) applications for and registrations of such patents, including continuations, continuations in part, divisionals, priority applications, reissues, renewals, reexaminations, extensions and counterparts claiming priority therefrom, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) proprietary or confidential processes, formulae, methods, schematics, technology, know-how and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation; (iv) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental or Regulatory Authority in any jurisdiction; (v) with respect to Intellectual Property of each Seller Party, all moral rights and all other proprietary rights that are primarily related to, used or maintained in connection with or for the purpose of the operation, conduct or maintenance of the Business; and (vi) with respect to Intellectual Property of a Seller Party, any similar or equivalent rights to any of the foregoing in the United States, together with the goodwill and the business appurtenant thereto and the right and standing to sue Third Parties for infringement (including damages and injunctive relief) of any of the foregoing based on activities occurring at any time prior to and including the Closing Date and any current or future right to receive financial or non-financial consideration based on any of the foregoing, whether choate or inchoate, known or unknown, contingent or non-contingent.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements or orders having the effect of law of any Governmental or Regulatory Authority.

“‘Liability” or “Liabilities” means any and all assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, commitments, reimbursements, costs and expenses of any kind or nature, actual, contingent, present or future.

“Liens” means liens, claims, encumbrances, security interests, options or charges.

“NDA” means a New Drug Application or supplemental New Drug Application, as defined in the FDCA Act.

“Net Sales” means, with respect to a specified period, the actual gross amount invoiced on sales in the Territory of the Product by a Selling Person to independent, unrelated Third Parties in bona fide, arm’s length transactions, less the following deductions determined in accordance with GAAP to the extent actually incurred, allowed, paid, accrued, specifically allocated, or included in the gross invoiced sales price with respect to such sales to Third Parties and not otherwise received, recovered by or reimbursed to such Selling Person calculated to arrive at net sales: (i) freight, insurance and other transportation charges to the extent added to the sales price and set forth separately as such on the total amount invoiced; (ii) any sales, use, value-added, excise taxes, duties or allowances and/or government charges on the selling price of the Product which fall due and are paid as a consequence of such sale; (iii) chargebacks, trade, quantity, cash discounts and rebates actually allowed and taken to the extent customary in the trade, including managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local or other Governmental or Regulatory Authority, or their agencies or purchasers, reimbursers, or trade customers and discounts to customers, including cash coupons, vouchers and loyalty cards (and their redemption) and co-pay assistance; (iv) allowances or credits, including allowances or credits to customers on account of rejection, defects or returns of the Product or because of a retroactive price reduction, including for recalls or damaged goods and billing errors; (v) commissions allowed or paid to Third Party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by the Selling Person; (vi) amounts payable resulting from governmental (or agency thereof) mandated rebate programs; and (vii) other deductions actually taken by customers that are customary in the trade or as permitted by applicable Law and GAAP.

For sake of clarity and the avoidance of doubt, Net Sales shall not include a sale or transfer of Product (i) to an Affiliate or sublicensee or (ii) for clinical, compassionate use, regulatory or governmental purposes where no consideration is received, provided, however, the resale by such Affiliate or sublicensee shall be considered a sale of such Product.

“Permitted Liens” means all: (i) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like Liens arising or incurred in the ordinary course of business; (ii) Liens in favor of Purchaser or its Affiliates; and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially affect the value or continued ownership, use or operation of the assets to which they relate.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.

“Product NDA” means NDA No. 022569, as may be amended or supplemented from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Seller Brands” means all trademarks, service marks, tradenames, logos or any contraction, abbreviation or simulation of any Seller Party used in connection with the Business.

“Seller Party’s knowledge” means the actual knowledge of the individuals set forth on Exhibit 1.01(ii) as of the Closing Date after having made due inquiry of each of their direct reports and a reasonable review of their files.

“Selling Person” means Purchaser, each of its Affiliates and each licensee, sublicensee, assignee or other grantee of rights from Purchaser or any of its Affiliates or another Selling Person to develop, market or sell the Product or any Affiliate of the foregoing.

“Tax” or “Taxes” means any domestic or foreign, federal, national, state, local, provincial, territorial, municipal or other taxes collected, imposed or assessed by any Taxing Authority, including net income, gross income, capital, value-added, goods and services, gross receipts, sales, use, ad valorem, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, unclaimed property or escheatment property claim, social security, excise, stamp, stamp duty, customs, and all other taxes, duties, levies, assessments, deductions, withholdings or similar charges payable to any Taxing Authority, however denominated and whether estimated or final, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto, and any obligation to pay any such amounts owing by any Person, whether by contract, as a result of transfeee or successor liability, or as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

“Taxing Authority” means any Governmental or Regulatory Authority exercising any authority or responsibility for the imposition, regulation, collection or administration of any form of Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America and Canada, including their territories and possessions.

“Third Party” means any Person other than (i) Purchaser or a Seller Party or (ii) any Affiliates of Purchaser or any Seller Party.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

“VAT” means any value added tax, goods and services tax or any other similar tax, including any sales tax, service tax, or use tax imposed by any Governmental or Regulatory Authority in any country at whatever level.

“WAC” means wholesale acquisition cost.

(b)                                 The following terms have the meanings given to such terms in the Sections set forth below:

Term	Section
Acquired Assets	2.01(a)
Acquired Licenses	2.01(a)(i)(C)
Acquired Lots	9.14(a)
Agreed Amount	10.04
Agreement	Preamble
Allocation	9.03(a)
ANDA	5.12
Anti-Kickback Statute	5.06(e)
Assignment and Assumption Agreement	3.01(b)(iv)
Assumed Liabilities	2.02(a)
Bill of Sale	3.01(b)(iii)
Blanket Authorization Letter	3.01(c)(xv)
Books and Records	2.01(a)(v)
CDAPCA	5.06(a)
cGMP	5.14
Chargebacks	9.11
Claim Amount	10.04
Closing	3.01(a)
Closing Date	3.01(a)
Co-Pay Card Programs	9.15
Core Representations	10.07(b)
CSA	5.06(a)
Customer Letter	9.10(a)
DEA	5.06(a)
Deductible	10.06(a)(i)
Direct Claim Notice	10.04
Escrow Agreement	3.01(b)(viii)
Excluded Assets	2.01(b)
Excluded Liabilities	2.02(b)
FDCA Act	5.06(a)
Federal Permits	2.01(a)(iii)
Health Authorities	5.06(a)
Health Laws	5.06(a)
HIPAA	5.06(i)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Term	Section
IND	5.06(b)
Indemnitee	10.03(a)
Indemnitor	10.03(a)(i)
Independent Auditor	8.01
Initial Allocation	9.03(a)
Know-How	2.01(a)(i)(E)
License Agreement	3.01(b)(xi)
Losses	10.01
Managed Care Programs	9.12(b)
Marketing Assets	2.01(a)(vi)
mcg	3.02(c)
Net Sales Milestones	3.02(b)
Net Sales Rate	3.02(e)
Order	5.04(c)
Parent	Preamble
Party or Parties	Preamble
Patent Assignment	3.01(b)(vi)
Permits	2.01(a)(iv)
Post-Closing Tax Period	9.02(b)(ii)
PPACA	5.06(a)
Pre-Closing Tax Period	9.02(b)(ii)
Product	Recitals
Product Inventory	2.01(a)(x)
Product Royalties	3.02(c)
Purchase Price	3.02(a)
Purchased Copyrights	2.01(a)(i)(D)
Purchased Intellectual Property	2.01(a)(i)
Purchased Marks	2.01(a)(i)(B)
Purchased Other IP	2.01(a)(i)(E)
Purchased Patents	2.01(a)(i)(A)
Purchaser	Preamble
Purchaser FDA Letters	3.01(b)(vii)
Purchaser Indemnitees	10.01
Quarterly Report	3.02(d)
Required Consents	3.01(c)(v)
Royalty Period	3.02(c)
Royalty Rate	3.02(e)
Seller	Preamble
Seller Acquiror	6.03(c)
Seller Acquisition	6.03(c)
Seller FDA Letters	3.01(c)(vi)
Seller Indemnitees	10.02
Seller In-Licensed Patents	2.01(a)(i)(C)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Term	Section
Seller Party or Seller Parties	Preamble
Selling Sub	3.02(e)
Stark Law	5.06(g)
State Permits	2.01(a)(iv)
Straddle Period	9.02(b)(ii)
[***]	3.01(b)(xii)
Third Party Claim	10.03(a)
Trademark Assignment	3.01(b)(v)
Trademark Period	9.16(b)
Transaction Fees	9.08
Transfer Agreement	3.01(b)(xii)
Transfer Taxes	9.02(a)
Transferred Contracts	2.01(a)(ii)
Transferred Federal Permits	2.01(a)(iii)
Transferred Permits	2.01(a)(iv)
Transferred State Permits	2.01(a)(iv)
Transition Plan	9.01(a)
Transition Team or Transition Teams	9.01(a)
Vendor Letter	9.10(b)
[***]	3.02(e)
[***]	3.02(e)
[***]	3.02(e)
[***]	3.02(e)

SECTION 1.02.                                                           Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “shall” shall be construed to have the same meaning and effect as the word “will”.  The word “or” shall not be exclusive.  Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (d) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (e) the headings contained in this Agreement or any Exhibit or Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any matter set forth in any provision, subprovision, section or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

subsection of the Schedules to this Agreement shall be deemed set forth for all purposes of the Schedules hereto to the extent reasonably apparent on the face of such disclosure that such matter is relevant to another provision, subprovision, section or subsection of the Schedules hereto.  All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in the Exhibits and Schedules attached hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

SECTION 2.01.                                                           Purchase and Sale.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller Party shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from each such Seller Party, free and clear of any and all Liens other than Permitted Liens, all right, title and interest of such Seller Party, if any, in, to and under the following assets (collectively, the “Acquired Assets”):

(i)                                     the following (collectively, the “Purchased Intellectual Property”):

(A)                               any and all patents and patent applications, including any divisionals, continuations, continuations in part, reissues, reexaminations, renewals, extensions and counterparts thereof, that relate exclusively to the Product or the Business and are owned or held by a Seller Party or are assigned to a Seller Party, all of which are set forth on Exhibit 2.01(a)(i)(A) (together, the “Purchased Patents”);

(B)                               any and all marks (whether registered or not), trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations that relate exclusively to the Product or the Business created by or for a Seller Party, owned by a Seller Party, licensed by a Seller Party or acquired by a Seller Party, all of which are set forth on Exhibit 2.01(a)(i)(B), together with all extensions and renewals thereof (the “Purchased Marks”);

(C)                               each Third Party in-license of a Seller Party to any issued patent and pending patent application or other Intellectual Property that relates exclusively to the Product or the Business, all of which are set forth on Exhibit 2.01(a)(i)(C) (collectively, the “Acquired Licenses”), including any continuation, divisional, continuation in part application, renewal, reexamination, extension or counterpart of each such patent and patent application, all of which are set forth on Exhibit 2.01(a)(i)(C) (collectively, the “Seller In-Licensed Patents”);

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(D)                               the copyrights (whether registered or not) and copyright registrations of a Seller Party set forth on Exhibit 2.01(a)(i)(D), together with all extensions and renewals thereof (the “Purchased Copyrights”);

(E)                                all of each Seller Party’s trade styles, records (including, operating records), instructions, packaging, labeling (including artwork), methods, processes, formulas, formulation information, technical information, validations, package specifications, chemical specifications, chemical and finished goods analytical test methods, data (including, stability data and clinical data), studies, product specifications, drawings and technology, laboratory notebooks, electronic files, databases and correspondence related exclusively to the Product or the Business (collectively, the “Know-How”) and all of each Seller Party’s clinical, non-clinical, safety and adverse event report data, whether collected or in the process of collection, and manufacturing know-how related exclusively to the Product or the Business (collectively, the “Purchased Other IP”); and

(F)                                 all other Intellectual Property of each Seller Party exclusively related to the Product or the Business;

(ii)           the Contracts set forth on Exhibit 2.01(a)(ii) (the “Transferred Contracts”), which will be assigned in full, assigned in part, or pass through, as set forth on Exhibit 2.01(a)(ii);

(iii)          all governmental or regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items of each Seller Party (or its assigns) with the FDA, DEA or other federal Governmental or Regulatory Authority (the “Federal Permits”) related primarily or exclusively to the Product or the Business, including those related to marketing, pricing or reimbursement approval, including those items set forth on Exhibit 2.01(a)(iii) (the “Transferred Federal Permits”);

(iv)                              to the extent transferrable, all of each Seller Party’s state governmental or regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items (“State Permits,” together with the Federal Permits, the “Permits”) primarily or exclusively related to the Product or the Business, including those related to marketing, pricing or reimbursement approval and including those items set forth on Exhibit 2.01(a)(iv) (the “Transferred State Permits,” together with the Transferred Federal Permits, the “Transferred Permits”);

(v)                                 all of each Seller Party’s books, ledgers, files, reports, data, plans and records exclusively or primarily related to the Product or the Business that are material to the operation or conduct of the Business, wherever located (the “Books and Records”), including the Books and Records set forth on Exhibit 2.01(a)(v); provided, however, that any information not related exclusively to the Product or the Business may

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

be redacted from such materials, the Seller Parties may retain copies of such materials, and the Books and Records shall not include any original accounting, Tax and financial reporting books and records, including the Seller Parties’ primary accounting systems and general ledger, or any records prepared solely in connection with the transactions contemplated by this Agreement, including bids received from Third Parties and related analyses;

(vi)                              all of each Seller Party’s marketing and sales assets exclusively or primarily related to the Product or the Business, in any form or format, wherever located, including all promotional materials, collateral, artwork, call lists, sales data, distribution history, marketing or sales analyses, training materials and collateral, reports, data, plans, records, customer lists and pricing information (the “Marketing Assets”), whether purchased by or developed by such Seller Party; provided, however, that any information not related to the Product or the Business in the Territory may be redacted from such materials;

(vii)                           equipment and machinery required to manufacture the Product owned or controlled by, or in the possession of, each Seller Party, including all such equipment and machinery located in the Territory, as set forth on Exhibit 2.01(a)(vii);

(viii)                        all of each Seller Party’s prepaid expenses, fees or other similar payments made in respect of the Acquired Assets in the Territory, as set forth on Exhibit 2.01(a)(viii);

(ix)                              all other assets that relate primarily or exclusively to the Product or the operation or conduct of the Business, other than Tax assets related to the pre-Closing operation or conduct of the Business consistent with Section 9.02(e);

(x)                                 certain inventory of the Product owned or controlled by each Seller Party, including certain raw materials, retains, components, labels, work-in-process, or WIP, available for labeling for the Territory and finished goods (the “Product Inventory”), which shall be allocated between the Seller Parties, on the one hand, and the Purchaser on the other hand, as set forth on Exhibit 2.01(a)(x);

(xi)                              Seller’s Medical Information Phone Number regarding the Product at 1-866-435-6775;

(xii)                           all claims, causes of action or other rights of each Seller Party relating to infringement of Intellectual Property rights, if any, arising out of any of the Acquired Assets arising before, on or after the Closing Date, including income or royalties therefrom; and

(xiii)                        any goodwill associated with any of the assets described in the foregoing clauses.

(b)                                 Purchaser is not purchasing or acquiring, and no Seller Party is selling or assigning, transferring, conveying or delivering, any assets or properties of such Seller Party that are not specifically listed above as Acquired Assets, and all such other assets and properties shall

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

be excluded from the Acquired Assets (the “Excluded Assets”), provided, however, that to the extent any of the assets described in Section 2.01(a) are owned, controlled or in the possession of an Affiliate of a Seller Party, such assets shall nonetheless be deemed to be “Acquired Assets” for purposes of this Agreement and each Seller Party shall take all action necessary or reasonably requested by Purchaser to cause such Affiliate of Seller Party to assign, convey, transfer and deliver such assets to Purchaser without additional consideration.

SECTION 2.02.                                                           Assumed Liabilities.

(a)                                 Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, (i) all Liabilities of each Seller Party set forth on Exhibit 2.02(a), and (ii) all other Liabilities of each Seller Party, to the extent (but only to the extent) (A) arising under or related to the Acquired Assets and (B) incurred by Purchaser after the Closing (collectively, and subject to the exclusions in the following clauses (1), (2) and (3) below, the “Assumed Liabilities”), in each case, excluding (1) any Liabilities resulting from any breach or violation of any Transferred Contract by a Seller Party occurring prior to the Closing, (2) any act or omission of a Seller Party prior to the Closing that would have constituted a breach or violation upon notice or passage of time under any Transferred Contract and (3) the Excluded Liabilities.

(b)                                 Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of any Seller Party (or any of its Affiliates) other than the Assumed Liabilities (the “Excluded Liabilities”), including those Excluded Liabilities set forth on Exhibit 2.02(b).

ARTICLE III

CLOSING

SECTION 3.01.                                                           Closing.

(a)                                 The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Purchaser, 7999 Gateway Blvd., Suite 300, Newark, California, or remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 3.01(b) and Section 3.01(c) if mutually agreed by the Parties, at 10:00 a.m. (Pacific Daylight Time) on the date hereof.  The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”.

(b)                                 At the Closing, Purchaser shall deliver or cause to be delivered:

(i)                                     to Parent or Parent’s designee (who shall receive, on behalf of the Seller Parties, any and all payments due to any Seller Party under this Agreement, and shall distribute such amounts to the relevant Seller Party or Seller Parties), an amount equal to the Closing Consideration minus the Escrow Fund by wire transfer of immediately available funds denominated in Dollars to a bank account designated in writing by Parent at least two (2) Business Days prior to the Closing Date;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(ii)                                  to the Escrow Agent, the Escrow Fund;

(iii)                               to Seller, an executed counterpart to each Bill of Sale, each in the form attached hereto as Exhibit 3.01(b)(iii) (each, individually, a “Bill of Sale”);

(iv)                              to Seller, an executed counterpart to the Assignment and Assumption Agreement, in the form attached hereto as Exhibit 3.01(b)(iv) (the “Assignment and Assumption Agreement”);

(v)                                 to Seller, an executed counterpart to the Trademark Assignment, in the form attached hereto as Exhibit 3.01(b)(v) (the “Trademark Assignment”);

(vi)                              to Seller, an executed counterpart to the Patent Assignment, in the form attached hereto as Exhibit 3.01(b)(vi) (the “Patent Assignment”);

(vii)                           to Seller, a letter from Purchaser to the FDA assuming responsibility for post-Closing obligations for the applicable Transferred Federal Permits issued by the FDA, each in substantially the form attached hereto as Exhibit 3.01(b)(vii) (the “Purchaser FDA Letters”);

(viii)                        to Seller, an executed counterpart to the Escrow Agreement by and among the Escrow Agent, Seller Parties and Purchaser, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 3.01(b)(viii) (the “Escrow Agreement”);

(ix)                              to Seller, an executed counterpart to the Escrow Agreement from the Escrow Agent;

(x)                                 [Reserved];

(xi)                              to Seller, an executed counterpart to the License Agreement by and among the Seller Parties and Purchaser dated as of the Closing Date, in substantially the form attached hereto as Exhibit 3.01(b)(xi) (the “License Agreement”); and

(xii)                           to Seller, an executed counterpart to the Transfer Agreement by and among Archimedes Development, Parent, Purchaser and [***] dated as of the Closing Date, in substantially the form attached hereto as Exhibit 3.01(b)(xii) (the “Transfer Agreement”).

(c)                                  At the Closing, each applicable Seller Party shall deliver or cause to be delivered to Purchaser:

(i)                                     an executed counterpart to a Bill of Sale applicable to such Seller Party;

(ii)                                  an executed counterpart to the Assignment and Assumption Agreement;

(iii)                               an executed counterpart to the Trademark Assignment;

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(iv)                              an executed counterpart to the Patent Assignment;

(v)                                 to the extent the consent of a Third Party is required for the transfer or assignment by a Seller Party to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any Acquired Asset (including any Transferred Contract), or any claim, right or benefit thereunder, an executed consent of each such Third Party in a form mutually agreed to by such Seller Party and Purchaser, including each consent set forth on Exhibit 3.01(c)(v) (the “Required Consents”);

(vi)                              a letter from Seller to the FDA transferring to Purchaser the rights to the Transferred Federal Permits issued by the FDA, each in substantially the form attached hereto as Exhibit 3.01(c)(vi) (the “Seller FDA Letters”);

(vii)                           [Reserved];

(viii)                        an executed counterpart to the Escrow Agreement;

(ix)                              [Reserved];

(x)                                 an executed counterpart to the License Agreement;

(xi)                              such other instruments of transfer, conveyance and assignment as Purchaser may reasonably request (including a blanket authorization letter that authorizes Third Parties to disclose confidential information to Purchaser regarding the Acquired Assets and Assumed Liabilities following the Closing) in order to effect the sale, transfer, conveyance and assignment to Purchaser of all right, title and interest in and to the Acquired Assets or the assumption by Purchaser of the Assumed Liabilities;

(xii)                           to the extent existing in physical or electronic form and in the possession of each Seller Party, the Marketing Assets, the Books and Records and the Purchased Other IP;

(xiii)                        a certificate of non-foreign status pursuant to United States Treasury regulation section 1.1445-2(b)(2) with respect to each Seller Party that transfers an ownership interest in “United States real property interests” (within the meaning of Section 897 of the Code) as part of the Acquired Assets;

(xiv)                       all of the other Acquired Assets of a tangible nature owned by or in the possession of each Seller Party;

(xv)                          a blanket letter from the relevant Seller Party or Seller Parties to each vendor, supplier or manufacturer of the Product authorizing and directing each such Person to disclose Confidential Information in the possession of such Person to Purchaser, in substantially the form attached hereto as Exhibit 3.01(c)(xv) (the “Blanket Authorization Letter”);

(xvi)                       an executed counterpart to the Transfer Agreement; and

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(xvii)                    an executed counterpart to the Transfer Agreement from [***].

SECTION 3.02.                                                           Purchase Price.

(a)                                 The aggregate consideration (the “Purchase Price”) for the Acquired Assets shall be the assumption of the Assumed Liabilities and:

(i)                                     the Closing Consideration;

(ii)                                  the Net Sales Milestones; and

(iii)                               the Product Royalties.

(b)                                 Purchaser shall pay, without duplication, to Parent or Parent’s permitted designee, the following non-refundable, non-creditable, one (1) time sales milestones (the “Net Sales Milestones”) in respect of the Purchased Intellectual Property, the first time the applicable Annual Net Sales dollar value set forth below is achieved, in each case, by wire transfer in immediately available funds to an account designated in writing by Parent, which payment shall be made no later than forty-five (45) days following the end of the applicable calendar year; provided, that, any Net Sales Milestone may be payable for the same calendar year as any other Net Sales Milestone, and provided, further, that Parent shall notify Purchaser at least five (5) Business Days in advance if Parent elects to change its designated account.

Annual Net Sales:	Net Sales Milestone:
$20,000,000	$1,000,000
$45,000,000	$2,500,000
$75,000,000	$5,000,000
$100,000,000	$7,500,000

(c)                                  During the Royalty Period (as defined below), Purchaser shall pay to Parent or Parent’s permitted designee in respect of the Purchased Intellectual Property, an amount in dollars equal to the sum of (i) the applicable Royalty Rate set forth below (the “Royalty Rate”) multiplied by the Net Sales of the [***] microgram (“mcg”) dosage strength of the Product, (ii) the applicable Royalty Rate set forth below multiplied by the Net Sales of the [***] mcg dosage strength of the Product, and (iii) [***] multiplied by the Net Sales of any other dosage strength of the Product (collectively, the “Product Royalties”), during each calendar quarter (or portion of such calendar quarter) commencing on [***] and ending on the earlier to occur of (A) [***] or (B) [***] (such period, the “Royalty Period”).  Purchaser shall pay the Product Royalties to Parent in arrears not later than forty-five (45) days following the end of each calendar quarter during the Royalty Period.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Royalty Rate:	COGS Range*:
[***]%	At or above [***] for [***] mcg At or above [***] for [***] mcg
[***]%	Between $[***] and $[***] for [***] mcg Between $[***] and $[***] for [***] mcg
[***]%	Less than $[***] for [***] mcg Less than $[***] for [***] mcg

*amounts listed do not reflect inflationary increases, and are subject to adjustment in accordance with changes in the Producer Price Index

(d)                                 Not later than forty-five (45) days following the end of each calendar quarter during the Royalty Period, Purchaser shall deliver to Parent or Parent’s designee a written report, in a format reasonably determined by Purchaser, with respect to such preceding quarter (the “Quarterly Report”) that sets forth each of the following information for each month in such preceding quarter and in the aggregate: (i) the gross sales and number of units (including by dosage strength) sold of the Product in the Territory during such calendar quarter and each month in such calendar quarter, (ii) the “gross to net” adjustments with respect to the calculation of Net Sales for such calendar quarter and each month in such calendar quarter, including the individual components of the calculation, as described in the definition of “Net Sales”, (iii) the calculation, in reasonable detail, of the COGS for such calendar quarter for the [***] mcg and [***] mcg dosage strengths of the Product for such calendar quarter, (iv) the Net Sales of the [***] mcg, [***] mcg and any other dosage strength of the Product during such calendar quarter and each month in such calendar quarter, (v) the calculation of the Product Royalties due to Parent for such calendar quarter, and (vi) in the case of a Quarterly Report with respect to the fourth quarter of any calendar year, the Annual Net Sales for such calendar year.

(e)                                  During the Royalty Period, Purchaser shall reimburse Parent or Parent’s permitted designee an amount (the “[***]”) equal to the royalties actually paid by Parent to [***] (“Selling Sub”), with respect to the Product in the Territory, pursuant to Section 2(a) or Section 2(b) of Annex A of that certain [***], true and complete copies of which have been provided by Seller to Purchaser.  The royalty rates applicable to the provisions of Section 2(a) and 2(b) of Annex A of the [***] are set forth in Exhibit 3.02(e).  Not later than one-hundred and twenty (120) days following the end of each calendar year during the Royalty Period, Parent shall deliver to Purchaser, in a format reasonably determined by Purchaser, with respect to such preceding calendar year, a written report (the “[***]”) that sets forth or includes, for such preceding calendar year (i) the calculation, in reasonable detail, of the amount of [***] payable to Selling Sub pursuant to the [***] for the preceding calendar year, as determined by Parent, and (ii) any material deviations from the “gross to net” adjustments set forth in the applicable Quarterly Reports for such preceding calendar year.  Parent shall thereafter deliver to Purchaser (1) written notice of the date on which such [***] were actually paid to Selling Sub for the preceding calendar year and (2) a certification by the chief executive officer or chief financial officer of Parent that such [***] were paid in full for the preceding calendar year.  Within thirty (30) days after receipt of the certification referred to in the immediately preceding sentence, Purchaser shall pay to Parent or Parent’s permitted designee, by wire transfer in immediately available funds to the account designated in writing by Parent pursuant to Section 3.02(b), an

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

amount in U.S. dollars equal to the amount of the [***] set forth in the [***].  For the avoidance of doubt, the determination of whether the [***] are payable under the [***] shall be determined [***].

SECTION 3.03.                                                           Withholding.  To the extent that Purchaser is required under the Code or any provision of U.S. state or local, or non-U.S. Law to deduct and withhold Taxes on any payment hereunder, Purchaser shall withhold and deduct from such payment such required Tax withholdings and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deductions and withholdings were made.  Purchaser shall promptly remit any withheld amounts to the appropriate Tax Authority and shall promptly provide Parent with a receipt or some other form of reasonable evidence of such remittance.  The Parties shall use commercially reasonable efforts and shall cooperate in good faith to determine the applicability and reduce the amount, if any, of withholding Taxes imposed on the transaction, including the provision by any of the Seller Parties to the Purchaser of any reasonable form necessary for that purpose.

ARTICLE IV

[RESERVED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth below or in the Schedules attached hereto, each Seller Party jointly and severally hereby represents and warrants to Purchaser as follows:

SECTION 5.01.                                                           Authority. Each Seller Party (a) is a corporation duly organized, validly existing and in good standing under the laws under which such Seller Party is organized and (b) has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All acts and other proceedings required to be taken by each Seller Party to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement and the Ancillary Agreements have been duly executed and delivered by each Seller Party and, assuming this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by Purchaser, constitute legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 5.02.                                                           No Conflicts; Consents.

(a)                                 The execution and delivery of this Agreement by each Seller Party does not, and the execution and delivery of the Ancillary Agreements to which it is, or is specified to be, a party by each Seller Party will not, and the consummation of the transactions contemplated

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

hereby and thereby and compliance with the terms and conditions hereof and thereof will not, directly or indirectly, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Liens upon (i) any provision of the articles of formation, certificate of incorporation (or the comparable governing instruments) of a Seller Party, (ii) any Contract to which a Seller Party is a party or by which any of their respective properties or assets are bound, (iii) any of the Acquired Assets, including the Transferred Contracts, the Acquired Licenses or the Permits, or (iv) any permit, concession, franchise, license or Law applicable to a Seller Party or any of their respective properties or assets.

(b)                                 Except as set forth in Schedule 5.02(b), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required to be obtained or made by or with respect to a Seller Party in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

SECTION 5.03.                                                           Acquired Assets.

(a)                                 Except as set forth in Schedule 5.03(a), the Acquired Assets (i) constitute all of the material assets, rights or property (other than (A) any Intellectual Property that are licenses for commercial “off-the-shelf” or “shrink-wrap” software, and (B) administrative, finance and other infrastructure and back office information technology systems, networks and software) necessary for the conduct of the Business and (ii) are sufficient to enable Purchaser to conduct and operate the Business as of the Closing in substantially the same manner as the Business has been conducted or operated prior to the Closing.

(b)                                 No Seller Party utilizes any assets that are material to the operation or conduct of the Business other than the Acquired Assets or the assets licensed to Purchaser pursuant to the License Agreement.  Tangible assets that are used partly in the Business but primarily in the operation of each Seller Party’s overall business are not material to the operation or conduct of the Business.

(c)                                  Each applicable Seller Party has (and subject to Purchaser’s own actions after the Closing, Purchaser will have) good, marketable and indefeasible title to, or a valid leasehold interest in, all the Acquired Assets, in each case, free and clear of any and all Liens other than Permitted Liens.  At the Closing, each Seller Party will convey, transfer, assign and deliver to Purchaser good title to the Acquired Assets of such Seller Party, free and clear of any and all Liens other than Permitted Liens.  No Seller Party has granted any rights, options, licenses or agreements relating to the Acquired Assets other than Purchased Intellectual Property except (i) non-exclusive implied licenses to end-users in the ordinary course of business, (ii) options, licenses or agreements that have been terminated on or prior to the Closing Date, and (iii) the Transferred Contracts.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SECTION 5.04.                                                           Intellectual Property.

(a)                                 Except as set forth in Schedule 5.04(a), each applicable Seller Party has, or will have immediately prior to the Closing, good, saleable and sole title in and to, free and clear of any and all Liens other than Permitted Liens, and free and clear of any requirement of any royalty, milestone or similar payments, the Purchased Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not conflict with, alter or impair any such rights in any material respect.

(b)                                 The operation and conduct of the Business, as it is currently operated and conducted by each Seller Party, does not, to the relevant Seller Parties’ knowledge, infringe or violate or constitute a material misappropriation of any Intellectual Property of any Third Party, violate the rights of any Third Party (including rights to privacy or publicity), or constitute unfair competition or an unfair trade practice under any applicable Law.

(c)                                  Except as set forth in Schedule 5.04(c), as of the Closing Date, no claims are pending before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency or, to each Seller Party’s knowledge, threatened, against any Seller Party or any of their Affiliates by any Person with respect to the ownership, validity, infringement, misappropriation or enforceability of any Purchased Intellectual Property.  No Seller Party has sent any notice to or asserted or threatened any action or claim against any Person involving or relating to any Purchased Intellectual Property.  No Seller Party has received any written notice from any Third Party notifying such Seller Party of, or requesting, that in relation to the Product, the Acquired Assets or the Business, such Seller Party enter into a license, under any Third Party Intellectual Property right.  No Seller Party has been served with or provided written notice that any Purchased Intellectual Property is the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, judgment, proceeding or stipulation (“Order”), and no Seller Party is subject to any Order barring or limiting such Seller Party’s use, license or ownership of any Purchased Intellectual Property.

(d)                                 Except as set forth in Schedule 5.04(d), no Seller Party or Affiliate of a Seller Party has granted any rights, options, licenses or agreements relating to the Purchased Intellectual Property, except (i) non-exclusive implied licenses to end-users in the ordinary course of business, (ii) options, licenses or agreements that have been terminated on or prior to the Closing Date and are set forth on Schedule 5.04(d), and (iii) the Transferred Contracts.  Except as set forth in Schedule 5.04(d), as of the Closing Date, no Seller Party or Affiliate of a Seller Party is bound by or a party to any rights, options, licenses or agreements of any kind for Intellectual Property of any Third Party relating primarily or exclusively to the Product in the Territory, except Transferred Contracts.

(e)                                  The Purchased Intellectual Property, and the licenses granted to Purchaser pursuant to the License Agreement and Section 9.16, constitutes all Intellectual Property that (i) is owned or licensed by each Seller Party with respect to which such Seller Party possesses other rights and (ii) (A) relates exclusively or primarily to the Product or the Business or (B) is necessary for the operation or conduct of the Business.  Except as set forth in Schedule 5.04(e), no Seller Party has (1) transferred ownership of, (2) granted any license or other right to use, or (3) authorized the retention of any rights to use, any Purchased Intellectual Property to any Person.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(f)            Except for the Acquired Licenses, no Seller Party is a party to any agreement pursuant to which such Seller Party has licensed or obtained any Purchased Intellectual Property from a Third Party.  All registrations, issuances and applications for the Purchased Intellectual Property, and, to each Seller Party’s knowledge, the Seller In-Licensed Patents, (i) have been duly filed or registered (as applicable) with the applicable Governmental or Regulatory Authority and properly maintained in all material respects, including the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and (ii) have not lapsed or expired.

(g)           To each Seller Party’s knowledge, there is no fact with respect to any patent application owned or licensed by any Seller Party and comprised within the Purchased Intellectual Property required to be disclosed to the United States Patent and Trademark Office that was not disclosed and that would reasonably be expected to (i) preclude the issuance of an issued patent from such patent application or (ii) render any issued patent issuing from such patent application invalid or unenforceable.  Each applicable Seller Party has complied in all material respects with applicable requirements including the duty to disclose and applicable duties of candor in the filing, maintaining and prosecution of the patents and patent applications, comprised within the Purchased Intellectual Property.

(h)           Neither this Agreement nor the transactions contemplated by this Agreement will result in Purchaser granting or issuing, or being obligated to grant or to issue, any rights or licenses with respect to the Intellectual Property of Purchaser to any Third Party pursuant to any Contract to which each Seller Party is bound, including the Acquired Licenses and the Transferred Contracts.

(i)            No Seller Party has sought or procured a “freedom to operate” opinion or analysis from patent counsel with respect to the development, manufacture, marketing, distribution, sale or other use of the Product.

(j)            Each Seller Party has taken commercially reasonable measures to maintain in confidence all trade secrets and Confidential Information comprising a part of the Purchased Intellectual Property.  Each Seller Party requires and has at all relevant times required each Person employed or retained by it as a consultant or independent contractor who contributed to the creation or development of any of the Purchased Intellectual Property to enter into an agreement covering confidentiality and assignment of inventions, a form of which has been made available to Purchaser.  No current or former employee, officer, consultant or independent contractor of a Seller Party, or to such Seller Party’s knowledge, any other Person, has any right, title, claim or interest in, to or under any Purchased Intellectual Property owned or developed by or on behalf of a Seller Party, or acquired by a Seller Party.

(k)           All fees, annuities, royalties, honoraria and other payments that were, are or will be due from a Seller Party on or before the Closing for any of the Purchased Intellectual Property or the Transferred Contracts have been paid as and when due.

(l)            No government funding or facilities of a university, college, other educational institution or research center, were used by a Seller Party or, to such Seller Party’s

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

knowledge, another Person in the development of or acquisition by a Seller Party of the Purchased Intellectual Property.

SECTION 5.05.                    Transferred Contracts.

(a)        Schedule 5.05(a) sets forth a complete and accurate list of each Contract to which each Seller Party is a party as of the Closing Date that (i) relates primarily or exclusively to the Product, the Business or the Acquired Assets or (ii) is material to the operation or conduct of the Business.

(b)        Each Transferred Contract is valid, binding and in full force and effect and is enforceable against the applicable Seller Party, and, to the applicable Seller Party’s knowledge, by such Seller Party against the other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies.  As of the Closing Date, each Seller Party has performed in all material respects all obligations required to be performed by it to date under the Transferred Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach, violation or default in any material respect thereunder and, to such Seller Party’s knowledge, as of the Closing Date, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder or has indicated to a Seller Party that such other party intends to terminate its relationship with such Seller Party.  Each Seller Party has furnished to Purchaser true and complete copies of each Transferred Contract to which it is a party.  Except as set forth on Schedule 5.05(b), each Transferred Contract is assignable or transferable to Purchaser without (i) the written consent of any other party thereto, (ii) the prior written notice to any other party thereto and (iii) the making of any payment or grant of any other consideration, rights or license to any other party thereto or any Third Party.

SECTION 5.06.                    Regulatory Matters.

(a)           The Product has been researched, developed, tested, manufactured, supplied, promoted, distributed, marketed, commercialized, stored and sold, as applicable, by the applicable Seller Party and, to each such Seller Party’s knowledge, by each other Person on behalf of each such Seller Party, as applicable, in compliance in all material respects with (i) the Federal Food, Drug and Cosmetic Act (the “FDCA Act”), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the “CDAPCA”), the Controlled Substances Act (the “CSA”), the Patient Protection and Affordable Care Act (“PPACA”) and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s cGMP, good laboratory practices and good clinical practices, and in all material respects all other Health Laws, rules and regulations and (ii) all Transferred Federal Permits.  For purposes of this Agreement, (A) the term “Health Laws” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, pricing, safety surveillance, record keeping and filing of required reports, including the

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

FDCA Act, the Public Health Service Act, as amended, their associated rules and regulations promulgated thereunder and (B) the term “Health Authorities” means the Governmental or Regulatory Authorities which administer Health Laws, including the FDA and the United States Drug Enforcement Agency (the “DEA”).

(b)           Seller has made available to Purchaser complete and correct copies of (i) each NDA and each Investigational New Drug application (“IND”) submitted by or on behalf of any Seller Party to the FDA with respect to the Product, including all supplements and amendments thereto, and (ii) all other material correspondence, communications or filings submitted to the FDA by or on behalf of any Seller Party or received from the FDA by or on behalf of any Seller Party, including meeting minutes, with respect to the Product, the Acquired Assets or the Business, including all supplements and amendments thereto.  No Seller Party has submitted or received any correspondence or communications from, or made any filings with, the DEA with respect to the Product, the Acquired Assets or the Business.

(c)           Each Seller Party has made available to Purchaser complete and correct copies of all (i) material scientific, clinical and safety data of such Seller Party and all material written and electronic correspondence with all Health Authorities with respect to the Product, (ii) all audit reports, subject to obtaining required third party consents, performed by each such Seller Party or on its behalf to assess such Seller Party’s compliance with applicable Health Laws, rules and regulations, and (iii) any material document, correspondence or other communication prepared by or on behalf of such Seller Party or received by such Seller Party from the DEA or the United States Department of Justice, in each case, with respect to the Product, the Acquired Assets or the Business.

(d)           The clinical trials (including any post-marketing studies) conducted by or on behalf of each applicable Seller Party related to the Product (which, for the avoidance of doubt, shall not include investigator-sponsored clinical trials), each of which are set forth on Schedule 5.06(d), were, and if still pending, are, being conducted in all material respects in accordance with all applicable Laws and all applicable clinical trial protocols, informed consents and applicable requirements of the FDA and the DEA, including, as applicable, the FDA’s good clinical practices and good laboratory practices regulations.

(e)           No Seller Party is subject to any investigation related to the Product, the Acquired Assets or the Business that is pending and of which such Seller Party has been notified or, to each such Seller Party’s knowledge, which has been threatened, in each case, by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (the “Anti-Kickback Statute”), the Federal False Claims Act (31 U.S.C. § 3729) or the FDCA Act (21 U.S.C. § 301 et seq) or (iii) a Governmental or Regulatory Authority.

(f)            No Seller Party has received any notice that the FDA or any other Governmental or Regulatory Authority has commenced, or overtly threatened to initiate, any action to withdraw its approval or request the recall of the Product, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility at which the Product is manufactured.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(g)           No Seller Party has submitted any claim for payment to any government healthcare program in connection with any referrals related to the Product that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

(h)           No Seller Party has submitted any claim for payment to any government healthcare program related to the Product in material violation of any Laws relating to false claim or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

(i)            Each Seller Party has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder (collectively “HIPAA”) and (ii) other applicable privacy Laws, in each case as related to the Product, the Acquired Assets or the Business.

(j)            The Product is not adulterated or misbranded within the meaning of the FDCA Act or any similar governmental act or Law of any jurisdiction.

(k)           There have not been and are not now any investigations, adverse Third Party allegations or actions, or claims against a Seller Party, including any pending action or, to each Seller Party’s knowledge, threatened action, against a Seller Party, in any court or by or before any Governmental or Regulatory Authority, with respect to the Product, or a Seller Party’s obligations set forth herein, including any which may adversely affect a Seller Party’s ability to perform its obligations under this Agreement.

(l)            No Seller Party, and to each Seller Party’s knowledge, no director, officer, employee or agent of such Seller Party has made an untrue statement of material fact or fraudulent statement to any Health Authority or any other Governmental or Regulatory Authority, failed to disclose a material fact required to be disclosed to any Health Authority or any other Governmental or Regulatory Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Health Authority or any other Governmental or Regulatory Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case as related to the Product, the Acquired Assets or the Business.  No Seller Party, and, to each such Seller Party’s knowledge, no director, officer, employee or agent of such Seller Party, has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws.  No Seller Party, and, to each such Seller Party’s knowledge, no director, officer, employee or agent of such Seller Party has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(m)          No Seller Party, and, to each such Seller Party’s knowledge, none of its manufacturers (including vendors and suppliers of raw materials or components in the Product) of the Product, have received any Form 483 observations, notice of adverse findings, warning letters or other communications from a Governmental or Regulatory Authority related to the Product or the Business that would reasonably be expected to adversely impact the operation or conduct of the Business.

(n)           Neither the NDA nor any other written correspondence by and between Seller and the FDA or other Governmental or Regulatory Authority reflects (i) any material safety concerns with respect to the Product or (ii) that the Product or the operation or conduct of the Business is not in compliance with applicable Laws.  True and complete copies of the NDA and all material correspondence, communications or filings submitted to the FDA by or behalf of any Seller Party or received from the FDA by or on behalf of any Seller Party, in each case, with respect to the Product have been made available to Purchaser.

(o)           The annual Prescription Drug User Fees for the Products due for all time periods prior to the Closing have been timely paid by Seller in full when due.

SECTION 5.07.                    Brokers or Finders.  Other than Guggenheim Partners, LLC, which is acting as representative of the Seller Parties and will be compensated by the Seller Parties, no agent, broker, investment banker or other firm or Person is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement made by or on behalf of a Seller Party or any of their Affiliates for which Purchaser will have any Liability.

SECTION 5.08.                    Product Warranty and Liability.

(a)           No Liability or warranty claims exist or have been received by a Seller Party and, to each Seller Party’s knowledge, no such claims have been threatened against a Seller Party, in each case, relating to the Product or the Business.  To each Seller Party’s knowledge, no events or circumstances have occurred that relate to the Product or the Business that could reasonably form the basis for a Liability claim.  There is no Order outstanding against a Seller Party (or to each Seller Party’s knowledge, any other Person or entity) relating to product liability or manufacturing defect claims with respect to the Product.

SECTION 5.09.                    Taxes.

(a)           Each Seller Party has timely filed or caused to be filed (taking into account validly obtained extensions) with the appropriate Taxing Authorities all material Tax Returns that are required to have been filed on or before the Closing Date with respect to the Acquired Assets or the Business and all such Tax Returns were true, correct and complete in all material respects.  Each Seller Party has paid, or has made adequate provision for payment of, on a timely basis all material Taxes that have been due from and payable by such Seller Party (whether or not shown on any Tax Return).  Each Seller Party has complied in all material respects with all applicable Tax Laws relating to the filing of Tax Returns and the payment and withholding of Taxes, and all Taxes that such Seller Party has been required by Tax Law to

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

withhold or collect have been duly withheld or collected and, to the full extent required, have been properly paid to the appropriate Taxing Authorities.

(b)           Each Seller Party (i) is not a party to any agreement with any Taxing Authority extending the time within which to file any Tax Return (which Tax Returns are related to the Acquired Assets or the Business) and (ii) has not granted, or been requested to grant, any extension or waiver of the statute of limitations for the assessment or collection of Taxes (which Taxes are related to the Acquired Assets or the Business).

(c)           There are no Liens with respect to Taxes, nor, to the Seller Parties’ knowledge, is any Taxing Authority in the process of imposing any Lien for Taxes, upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable or being contested in good faith and which are set forth on Schedule 5.09(c).

(d)           Except as set forth on Schedule 5.09(d), with respect to the Business or the Acquired Assets, there is no action, suit, proceeding, audit, examination, claim or assessment pending or, to any Seller Party’s knowledge, proposed by a Taxing Authority with respect to any Taxes.

(e)           No written claim has been made by any Taxing Authority that a Seller Party is or may be subject to taxation, with regard to the Business or the Acquired Assets, in a jurisdiction where such Seller Party does not file a Tax Return.

(f)            None of the Acquired Assets is subject to or owned by any Tax partnership, as defined in Section 761 of the Code, and the related U.S. Treasury regulations.

(g)           No Seller Party has been required to file and is currently not required to file IRS Form 8947 or pay any excise Tax with respect to sales of the Product in the Territory.

(h)           No Seller Party has entered into any written agreements with any Taxing Authority, including any Tax abatement or Tax credit agreements, relating to Taxes with respect to the Business or the Acquired Assets which, to each Seller Party’s knowledge, would be binding on Purchaser or its Affiliates.  No Seller Party has recorded a reserve for Tax Liabilities for financial accounting purposes due to (i) possible nexus in a jurisdiction in the United States in which such Seller Party has not filed Tax Returns as a result of the operation, ownership or use of the Acquired Assets or the Business; or (ii) possible permanent establishment in a jurisdiction outside the United States in which such Seller Party has not filed Tax Returns as a result of operation, ownership or use of the Acquired Assets or the Business.

(i)            Except as set forth in Schedule 5.09(i), none of the Acquired Assets (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(j)            No Seller Party that is transferring an ownership interest in “United States real property interests” (within the meaning of Section 897 of the Code) as part of the Acquired Assets is a foreign person within the meaning of Section 1445 of the Code.

SECTION 5.10.                    Compliance with Laws.  Each Seller Party is in compliance in all material respects with, is not in material violation of, and, since January 1, 2010, has not received any notice alleging any material violation with respect to, any applicable Law with respect to the Product, the Business or the ownership or operation of the Acquired Assets.

SECTION 5.11.                    Permits.  Each Seller Party has all Permits necessary for such Seller Party to own, lease or operate the Acquired Assets and operate the Business in the manner currently conducted by such Seller Party and in which the Business has been conducted prior to the Closing Date.  Each Seller Party is in compliance in all material respects with the terms of such Permits and has not received any written notices that it is in violation of any of the terms or conditions of such Permits.  All Transferred Permits are in full force and effect and no action or claim is pending or, to each Seller Party’s knowledge, threatened to revoke, suspend, adversely modify or terminate any such Transferred Permit or declare any such Transferred Permit invalid in any material respect.  No Seller Party has received any notice with respect to any failure by such Seller Party to timely possess any Permit.

SECTION 5.12.                    Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending with respect to the Product, the Acquired Assets or the Business (i) to which a Seller Party is a party or (ii) of which a Seller Party has received notice, and to each Seller Party’s knowledge, no such action, suit, proceeding, claim, arbitration or investigation has been threatened against a Seller Party.  There are no unsatisfied Orders (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Acquired Assets or against a Seller Party with respect to the Product or the Business.  No Seller Party has received or been notified of and has knowledge of any Paragraph IV Certification Notice in accordance with 21 U.S.C. § 355(j)(2)(B)(ii) advising such Seller Party of the filing by an Abbreviated New Drug Application with respect to the Product (“ANDA”).  To each Seller Party’s knowledge, no ANDA filing has been threatened with respect to the Product.

SECTION 5.13.                    Insurance.  The applicable Seller Party maintains the policies of product liability insurance set forth in Schedule 5.13 in connection with the Business.  Each such policy is in full force and effect and there is no claim pending under any of such policies relating to the Product, the Acquired Assets or the Business as to which coverage has been insufficient, questioned, denied or disputed by the underwriters of such policies.

SECTION 5.14.                    Product Inventory.  The Product Inventory consists of trade inventory and bulk inventory, all of which is set forth on Exhibit 2.01(a)(x) and is of usable or saleable quality, as applicable, in the ordinary course of business.  All trade inventories of the Product comprising part of the Product Inventory have the expiration dates as set forth on Exhibit 2.01(a)(x).  To the Seller’s knowledge, all of the Product Inventory is, as of the Closing Date, free of defects (including defects in packaging, labeling, and storage) and systematic or chronic problems and complies in all material respects with all applicable specifications and all applicable Law, including all regulatory requirements and environmental Laws, including cGMP, and may be introduced into interstate commerce in the United States in accordance with

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

applicable Law.  All Product Inventory that has been returned, has expired or has been deemed unusable or not fit for sale, has been or will be destroyed in accordance with the policies of Seller and applicable Law.  For purposes of this Agreement, “cGMP” means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials.

SECTION 5.15.                    Absence of Certain Changes.  Since January 1, 2013, each applicable Seller Party (i) has sold the Product to wholesalers and distributors only in the ordinary course of business and (ii) has not engaged in any practice with the intent of increasing the levels of inventory of the Product in the distributor or wholesaler channels outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transactions with respect to the Product.

SECTION 5.16.                    Financial Statements.  Schedule 5.16 sets forth true and correct copies of the (a) unaudited Product income statements prepared in the format Seller has historically prepared for each of the calendar year periods ended December 31, 2011 and December 31, 2012 and (b) interim unaudited Product income statements for the five (5)-month period ending on May 31, 2013.  The foregoing financial statements are derived from and in accordance with the books and records of Seller, fairly represent the Product’s gross margin for the periods related thereto, and have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby.

SECTION 5.17                     Government Programs.  Except as set forth on Schedule 5.17, the Product is not (a) listed under the Federal Supply Schedule of the U.S. Department of Veterans Affairs, (b) covered by or reimbursed under any federal or state Medicaid or other health care program or Contract, or (c) covered by or reimbursed under any military or U.S. Department of Veterans Affairs program or Contract, in each case, to the extent any Seller Party is or would be required to pay any rebates, chargebacks or discounts with respect to the Product or to make or submit any “average price”, “best price” or other similar calculation.

SECTION 5.18.                    Disclosure.  None of this Agreement, any Schedule, any Exhibit or any Ancillary Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS OF SELLER PARTIES

Each Seller Party hereby covenants and agrees as follows:

SECTION 6.01.                    Bulk Transfer Laws.  The Parties agree to waive compliance with the provisions of any so-called “bulk transfer law” of each applicable jurisdiction in connection with the sale of the Acquired Assets to Purchaser; provided, however, that the Seller Parties shall jointly and severally indemnify each Purchaser Indemnitee for any failure to comply with any such Laws.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SECTION 6.02.                                                           Transfer of Right to Receive Net Sales Milestones or Product Royalties.  The right to receive the Net Sales Milestones or the Product Royalties or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, may be sold, assigned or otherwise transferred (including any transfer by operation of Law) by any Seller Party to any Person, subject to the conditions set forth below.  The Seller Parties will provide written notice to Purchaser within ten (10) calendar days of any such sale, assignment or other transfer, and which written notice will include the name, contact, address and telephone number of any such purchaser, assignee or transferee, and written authorization to direct the payment of the Net Sales Milestones or the Product Royalties to such purchaser, assignee or transferee rather than a Seller Party.  The Seller Parties acknowledge that the right to receive the Net Sales Milestones or the Product Royalties is not a security, shall not be represented by a certificate or other instrument and shall not represent a security interest or an ownership interest in Purchaser, its Affiliates or any of their respective assets.  Further, the Seller Parties will use an administrator or Person performing a similar function, if the number of transferees entitled to receive such payments is greater than five (5) Persons.

SECTION 6.03.                                                           Seller Parties Covenant Not to Compete.

(a)                                 Each Seller Party, on behalf of itself, its Affiliates, its assigns and, except as set forth below, its successors-in-interest, covenants and agrees that from and after the Closing Date until [***], such Seller Party shall not, in the Territory, directly or indirectly, on its own behalf or on behalf of or in conjunction with another Person, own, control, manage, operate, engage in the business of or otherwise participate in the ownership, control, management, operation, or engagement in any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the research, development, testing, formulation, licensing, manufacturing, packaging, assembly, distribution, marketing or selling of any pharmaceutical product in the Territory that [***] provided, however, that the Seller Parties may purchase or otherwise acquire, in the aggregate, up to (but not more than) two percent (2%) of any class of the securities of any entity engaged in such business (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(b)                                 Each Seller Party, on behalf of itself, its Affiliates, its assigns and its successors-in-interest, covenants and agrees that from and after the Closing Date, such Seller Party shall not, in the Territory, directly or indirectly, on its own behalf or on behalf or in conjunction with another Person, file, or assist in the filing of, any request or application with any Governmental or Regulatory Authority that [***].

(c)                                  Notwithstanding any provision of this Agreement to the contrary, all of the restrictions set forth in Section 6.03(a) shall apply to each Person who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business (a “Seller Acquisition”) of a Seller Party (a “Seller Acquiror”) until [***].  From and after [***], the restrictions set forth in Section 6.03(a) shall only apply to [***], except to the extent that, as of the date on which a Seller Acquisition is consummated [***].

(d)                                 Each Seller Party agrees that the restrictions set forth in this Section 6.03 are reasonable in geographical area, scope and duration and are necessary to protect Purchaser

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

after the Closing.  Each Seller Party acknowledges and agrees that any Party’s breach of this Section 6.03 will cause irreparable damage and harm to Purchaser, and upon breach of any provision of this Section 6.03, Purchaser shall be entitled to seek injunctive relief, specific performance or other equitable relief without bond other security; provided, however, that the foregoing remedies shall not limit any other remedies that Purchaser may have.

SECTION 6.04.                                                           Maintenance of Insurance.  Each Seller Party shall maintain and keep effective each insurance policy set forth on Schedule 5.13 through the thirty-six (36) month anniversary of the Closing Date, in each case solely with respect to the conduct or operation of the Business by each Seller Party prior to the Closing.

SECTION 6.05.                                                           Product Supply.  The parties shall cooperate with respect to Product supply and manufacture as set forth in the Transition Plan.  In connection with the Transition Plan, each Seller Party will maintain in full force and effect and perform its obligations under the applicable agreements set forth on Exhibit 6.05 as set forth on such Exhibit 6.05.  To the extent Purchaser requests assignment of any applicable agreement set forth on Exhibit 6.05 after the Closing to Purchaser and the consent of a third party thereto is required for such assignment, each Seller Party and Purchaser will cooperate, in all reasonable respects, to seek to obtain such third party consent as soon as practicable, provided, however, that no Seller Party shall be required to make any payments, incur any liability or agree to any undertakings in connection therewith.  If such third party consent is not obtained, or if an attempted assignment or transfer of such agreement would be ineffective or would affect the rights thereunder so that Purchaser would not receive all such rights, then, in each such case and until such consent is obtained, each Seller Party and Purchaser (i) will cooperate, in all reasonable respects, to provide to Purchaser the benefits under such agreement (with Purchaser entitled to all the gains and responsible for all the costs, losses, Taxes, liabilities and obligations thereunder) and (ii) will enter into such arrangements (including subcontracting if permitted) as may be reasonably necessary to provide to the parties hereto the economic and operational equivalent of obtaining such third party consent and assigning or transferring such agreement, including enforcement by each applicable Seller Party for the benefit of Purchaser of all claims or rights arising thereunder, and the performance by Purchaser of the obligations thereunder on a prompt and punctual basis.  Purchaser agrees to indemnify and hold each Seller Party and its Affiliates, agents, successors and assigns harmless from and against any and all liabilities based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under such agreement.  Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any agreement, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto would constitute a breach thereof.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller Party as follows:

SECTION 7.01.                                                           Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of California.  Purchaser has all

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and, assuming this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by each Seller Party, constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 7.02.                                                           No Conflicts; Consents.

(a)                                 The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each other Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) its certificate of incorporation or by-laws (or the comparable governing instruments), (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound, or (iii) any Order or decree, or, subject to the matters referred to in Section 7.02(b), Law applicable to Purchaser or its properties or assets, other than, in the case of clause (i) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

(b)                                 No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or perform its obligations under this Agreement or the Ancillary Agreements, and (ii) would not give rise to any liability of a Seller Party or any of its Affiliates as a result of the consummation of the Acquisition.

SECTION 7.03.                                                           Litigation.  As of the Closing Date, there are no (a) outstanding Orders of any Governmental or Regulatory Authority or arbitration tribunal against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c) above, have had or would be reasonably likely to have a material

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 7.04.                                                           Availability of Funds.  Purchaser has, and will have at the Closing, cash available or has existing committed borrowing facilities which together are sufficient to enable it to consummate the Acquisition.

SECTION 7.05.                                                           Brokers or Finders.  No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement made by or on behalf of Purchaser or any of its Affiliates.

SECTION 7.06.                                                           No Other Representations.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees no Seller Party is making any representations or warranties whatsoever, express or implied, other than those expressly given by such Seller Party in this Agreement, any Schedule, Exhibit or certificate delivered pursuant to this Agreement, or any Ancillary Agreement.

ARTICLE VIII

COVENANT OF PURCHASER

Purchaser hereby covenants and agrees as follows:

SECTION 8.01.                                                           Records.  Purchaser shall, from the Closing Date until the date that is two (2) years following the end of the Royalty Period, keep accurate books of all accounts and other records in sufficient detail so that the Product Royalties or Net Sales Milestones payable under this Agreement can be properly and fully ascertained. Purchaser shall, at the request of any Seller Party, permit a nationally recognized registered independent auditor in the United States selected by such Seller Party and reasonably acceptable to Purchaser (the “Independent Auditor”) to review during ordinary business hours and upon no less than thirty (30) days’ prior written notice, but on no more than one (1) occasion per calendar year, to such books and records as may be necessary to determine the accuracy of any Quarterly Report or to obtain information as to Product Royalties and or Net Sales Milestones paid or payable pursuant to the terms of this Agreement. The Independent Auditor shall be bound by a confidentiality agreement to keep all information acquired from any Seller Party confidential, and shall be permitted to disclose to the Seller Parties only the amount and accuracy of the Product Royalties or Net Sales Milestones reported and actually paid or otherwise payable under this Agreement. The Independent Auditor shall send a copy of its written reports to Purchaser at the same time it is sent to the Seller Parties.  The Seller Parties shall be responsible for the fees and expenses of the Independent Auditor, provided, however, that Purchaser shall reimburse the Seller Parties in full for all such costs and expenses of the Independent Auditor if the Independent Auditor determines that the Product Royalties or Net Sales Milestones paid by Purchaser hereunder are less than ninety-five percent (95%) of the amount actually owed for the relevant period of the audit.  Subject to the foregoing, Purchaser shall pay to Parent any shortfall and, if applicable, the costs and expenses of the Independent Auditor, within fifteen (15) days following the conclusion of the audit.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE IX

MUTUAL COVENANTS

SECTION 9.01.                                                           Post-Closing Cooperation.

(a)                                 The Seller Parties, on one hand, and Purchaser, on the other hand, shall appoint the Persons set forth in Exhibit 9.01(a) (the “Transition Plan”) as representatives to participate on each Party’s transition team (each, a “Transition Team” and together, the “Transition Teams”) for the purpose of working with the other Party’s Transition Team to facilitate the implementation and execution of the Transition Plan and to anticipate and resolve issues relating to the transfer of the Acquired Assets and the Business by the Seller Parties to Purchaser and the assumption of the Assumed Liabilities by Purchaser from the Seller Parties.  Each Seller Party shall take all actions reasonably necessary to timely carry out the Transition Plan.

(b)                                 Subject to compliance with contractual obligations and applicable Law, following the Closing, each Party shall afford to the other Party and the other Party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all Confidential Information and other information relating to the Product, the Business or the Acquired Assets within the possession or control of such Party and (ii) reasonable access to the personnel of such Party.  Requests may be made under this Section 9.01(b) in connection with financial reporting and accounting matters, preparing financial statements, preparing securities Law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, prosecuting patent applications and pursuing other patent matters, performing obligations under this Agreement and the Ancillary Agreements and all other proper business purposes.

(c)                                  If requested by Purchaser no later than August 1, 2013, Seller shall (i) prepare the annual financial statements of the Business related to the development, formulation, manufacture, testing, marketing, sale and distribution of the Product for the two (2) year period ended December 31, 2012 and (ii) prepare interim financial statements for the period through the Closing Date, in each case, to the extent required by applicable Law, to be included in Purchaser’s reports and filings with the SEC, including in connection with the acquisition of a “significant business” pursuant to Regulation S-X of the SEC.  Subject to the foregoing sentence, Seller shall commence the preparation of the financial statements promptly after the Closing Date and complete such financial statements no later than September 20, 2013 so as to enable Purchaser to comply with applicable Law with respect to reports and filings with the SEC.  Purchaser shall engage KPMG LLP, at Purchaser’s sole cost and expense, to audit the annual financial statements of the business for the two (2) year period ended December 31, 2012 and to render an opinion on such financial statements.  Seller will provide, if required by Purchaser’s independent auditors, executed representation letters, which representation letters shall be sufficient to enable independent auditors to render an opinion on audited financial statements. Seller shall request, and take all reasonable steps necessary to encourage, its auditors to cooperate with Purchaser and Purchaser’s independent auditors and provide all necessary consents required by the SEC and customary “comfort letters” in connection with securities

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

offerings of Purchaser and with its preparation of any financial statements or other reports pursuant to applicable Law.  The reasonable and documented fees and expenses of Seller’s auditors shall be at Purchaser’s sole cost and expense and Purchaser shall promptly reimburse Seller’s reasonable and documented general and administrative costs and expenses, in each case in connection with this Section 9.01(c).

SECTION 9.02.                                                           Taxes.

(a)                                 Transfer Taxes.  All transfer, documentary, sales, use, stamp, VAT, registration and other similar Taxes, applicable to the Acquisition or any of the transactions contemplated in the Ancillary Agreements (such Taxes, together with any interest, penalties and additions thereto, collectively, “Transfer Taxes”), shall be paid by each applicable Seller Party.  Each Seller Party shall file all necessary Tax Returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, the Parties shall join in the execution of any such Tax Returns and other documentation.  Purchaser and each Seller Party shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable steps to minimize the Seller Parties’ liability for Transfer Taxes.  Each Seller Party shall reimburse Purchaser for any Transfer Taxes paid by Purchaser within twenty (20) Business Days of delivery to such Seller Party from Purchaser of documentary evidence of such payment.

(b)                                 Apportionment of Taxes.

(i)                                     The Seller Parties shall bear and be liable for (A) all Taxes of any kind relating to the Acquired Assets or the conduct or operation of the Business for all Tax periods or portions thereof ending on or before the Closing (including, for the avoidance of doubt, income Taxes, franchise Taxes, withholding Taxes, and any other Taxes relating to the Acquisition or to any of the transactions contemplated in the Ancillary Agreements, other than Transfer Taxes), (B) all Taxes of the Seller Parties (or any Affiliate of a Seller Party) that do not relate to the Acquired Assets or the conduct or operation of the Business for any Tax period, and (C) Transfer Taxes that are the responsibility of the Seller Parties pursuant to Section 9.02(a).

(ii)                                  For purposes of this Agreement, any Taxes relating to the Acquired Assets or the conduct or operation of the Business that are imposed with respect to a Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), whether imposed or assessed before or after the Closing Date, shall be apportioned between the portion of such period ending on and including the Closing Date (the “Pre-Closing Tax Period”), on the one hand, for which Seller shall be responsible, and the portion of such period beginning after the Closing Date (the “Post-Closing Tax Period”), on the other hand, for which Purchaser shall be responsible, in the manner described below. For purposes of the preceding sentence, proration of liability as between the Pre-Closing Tax Period and the Post-Closing Tax Period for personal property, ad valorem and real property Taxes, if applicable, on or with respect to the Acquired Assets shall be made as of the Closing Date on the basis of the number of days before and including the Closing Date and the number of days after the Closing Date that are included in the Tax period.  Proration of liability as between the Pre-Closing Tax Period and the Post-Closing Tax Period for all such Taxes (other than those described in the immediately preceding sentence)

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

shall be made by an interim closing of the books by assuming that the taxable period ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in such portion elapsed through the Closing Date as compared to the number of days in the portion elapsing after the Closing Date.  Each Seller Party and Purchaser shall furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations in accordance with Section 9.02(b).

(c)                                  Tax Returns; Assistance and Cooperation.

(i)                                     Each Seller Party shall be responsible for the preparation and filing of all Tax Returns relating to the direct or indirect ownership or operation of the Acquired Assets or the Business for (A) all taxable periods ending on or prior to the Closing Date, and (B) any taxable period that begins on or before, and ends after the Closing Date, to the extent such Tax Return is a Tax Return of a Seller Party (including a consolidated, unitary or combined Tax Return of a Seller Party).  The Seller Parties shall make or cause to be made all payments required with respect to any such Tax Returns.  Purchaser shall be responsible, and shall promptly reimburse the appropriate Seller Party, for the amount of any such Taxes paid by such Seller Party to the extent such Taxes are attributable (as determined in accordance with Section 9.02(b)(ii)) to the direct or indirect ownership or operation of the Acquired Assets or the Business by Purchaser or its Affiliates for taxable periods (or portions thereof) beginning after the Closing Date.

(ii)                                  Purchaser shall be responsible for the preparation and filing of all other Tax Returns relating to the direct or indirect ownership or operation of the Acquired Assets or the Business.  Purchaser shall make all payments required with respect to any such Tax Returns.  Seller Parties shall be responsible, and shall promptly reimburse Buyer, for the amount of any such Taxes paid by Purchaser to the extent such Taxes are attributable (as determined in accordance with Section 9.02(b)(ii)) to the direct or indirect ownership or operation of the Acquired Assets or the Business for taxable periods (or portions thereof) ending on or prior to the Closing Date.

(iii)                               Purchaser and the Seller Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the claiming of any exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, determining the proration of Taxes under Section 9.02(b), the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax involving the Business, the Acquired Assets, or the Allocation.  The requesting Party shall pay the other Party any reasonable out-of-pocket Third Party costs incurred by the other Party in providing such assistance.  After the Closing Date, each Party shall cooperate fully with the other Party in preparing for any audits of, or disputes with, Taxing Authorities regarding any Tax Returns and payments in respect thereof relating to the Business or Acquired Assets.  The Seller shall promptly notify Purchaser in writing upon receipt by any Seller Party of notice of any pending or threatened Tax audit, assessment, action or demand relating to the income, properties or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

operations of such Seller Party that reasonably would be expected to relate to or give rise to a Lien on the Acquired Assets or in Liability to Purchaser or its Affiliates.  The Seller Parties, on the one hand, and Purchaser, on the other hand, shall promptly notify the other in writing upon receipt of written notice of any pending or threatened Tax audit, assessment, action or demand challenging the Allocation.

(d)                                 [Reserved].

(e)                                  Refunds.  Purchaser shall promptly forward to or reimburse each Seller Party for any refunds of Taxes (including any interest paid by a Taxing Authority thereon and any credits in lieu thereof which are clearly attributable to Taxes paid by a Seller Party), to the extent actually received or utilized by Purchaser or any of its Affiliates, for Taxes paid by such Seller Party and borne by a Seller Party; provided, however, that the foregoing provision shall not apply to refunds received as a result of the carryback of Tax items accruing or otherwise generated by Purchaser or any of its Affiliates after the Closing.  Each Seller Party shall promptly forward to or reimburse Purchaser for any refunds of Taxes (including any interest paid by a Taxing Authority thereon and any credits in lieu thereof which are clearly attributable to Taxes paid by Purchaser), to the extent actually received or utilized by such Seller Party or any of its Affiliates, for Taxes paid by Purchaser and borne by Purchaser.  Any amount due pursuant to this Section 9.02(e) shall be reduced by all reasonable expenses and Taxes incurred by the payor and its Affiliates to obtain such refund or credit.  No interest shall accrue on any amount due pursuant to this Section 9.02(e).  If a Party has paid the amount of a refund to the other Party pursuant to this Section 9.02(e) and the applicable Taxing Authority later requires the first Party or its Affiliates to repay to such Taxing Authority all or a portion of the amount of such refund, then the other Party shall repay to the first Party or its applicable Affiliate the amount the first Party or its Affiliate was required to repay to the Taxing Authority (including interest imposed by the Taxing Authority) within ten (10) Business Days of the first Party’s notice to the other Party that such repayment is required.

(f)                                   Conflict.  In the event of any conflict between this Section 9.02 and the other provisions of this Agreement, this Section 9.02 shall be controlling.

SECTION 9.03.                                                           Purchase Price Allocation.

(a)                                 No later than ninety (90) days after the Closing Date, Purchaser shall prepare, for U.S. Tax purposes, in good faith and shall deliver to the Seller Parties a schedule allocating the Closing Consideration and the Assumed Liabilities as of the Closing Date to the Seller Parties and to the Acquired Assets (the “Initial Allocation”) in a reasonable manner based on current fair market values and consistent with U.S. Tax Law (Section 1060 of the Code and the Treasury regulations thereunder).  Purchaser shall promptly provide the Seller Parties with any reasonably requested information requested by the Seller Parties for purposes of reviewing the Initial Allocation.  Except as set forth below, the Initial Allocation shall become final and be binding upon Purchaser and the Seller Parties for all purposes of U.S. Tax reporting as described in Section 9.03(b); provided, however, that if a Seller Party disagrees with the Initial Allocation and notifies Purchaser in writing of its disagreements within one hundred twenty (120) days after having received the Initial Allocation, such Initial Allocation shall not become final and the Seller Parties and Purchaser agree to consult and resolve in good faith any disputed item.  [***]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Purchaser and the Seller Parties shall then be bound by the Initial Allocation, for U.S. Tax purposes, as adjusted [***] and Purchaser, on the one hand, and the Seller Parties, on the other hand, shall [***] (the Initial Allocation, as finally determined under this Section 9.03(a), the “Allocation”).  The Parties further agree that to the extent that any other payments made hereunder are required, under applicable U.S. Tax Law, to be allocated among the Acquired Assets, the Parties will cooperate to adjust the Allocation to take such payments into account in the manner required by applicable U.S. Tax Law and using the principles set forth above.

(b)                                 Except as otherwise required by any determination (as defined under Section 1313 of the Code or similar provision of applicable Law), Purchaser and each Seller Party agree to (i) be bound by the Allocation for U.S. Tax purposes, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all U.S. Tax Returns (including, if applicable, filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date), and (iii) take no position inconsistent with the Allocation for all U.S. Tax purposes.  In the event that any Taxing Authority disputes the Allocation, each Seller Party or Purchaser, as the case may be, shall promptly notify the other Party of the nature of such dispute.  If any U.S. Transfer Tax Return is required to be filed before the Allocation has been determined, the relevant Seller Party responsible under this Agreement to file such Tax Return shall prepare such Tax Return consistently with what it considers to be the correct allocation, and to thereafter file amended Transfer Tax Returns to the extent necessary to make such Transfer Tax Returns consistent with the Allocation.

SECTION 9.04.                                                           Recordation of Purchased Intellectual Property.  Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Purchased Intellectual Property.  Each Seller Party shall execute and deliver to Purchaser such assignments and other documents, certificates and instruments reasonably requested by Purchaser for Purchaser’s filing with the applicable registries and other recording authorities to record the transfer of the Purchased Intellectual Property in accordance with applicable Law.

SECTION 9.05.                                                           Confidentiality; Confidential Information; and Publicity.

(a)                                 From and after the Closing Date, (i) each Seller Party will treat and hold as confidential, and not use or disclose any Confidential Information to any Third Party, except to pursue its rights under this Agreement or under the Ancillary Agreements, and (ii) subject to Section 9.05(d), each Seller Party will use commercially reasonable efforts to prevent the unauthorized or illegitimate use or disclosure of Confidential Information by a Third Party who has received Confidential Information from such Seller Party prior to the Closing Date.  For purposes of this Section 9.05, the term “Seller Party” shall be deemed to include any Affiliate of Seller.

(b)                                 In the event that a Seller Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law) to disclose any Confidential Information, such Seller Party will notify Purchaser promptly of the request or requirement so that Purchaser may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 9.05.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller Party is compelled to disclose any Confidential

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

Information to any Governmental or Regulatory Authority or else stand liable for contempt, such Seller Party may disclose the Confidential Information to the Governmental or Regulatory Authority; provided, however, that such Seller Party shall use commercially reasonable efforts to obtain, at the request, and at the expense, of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

(c)                                  The obligations set forth in Section 9.05(a) and in Section 9.05(b) shall survive the termination of this Agreement.

(d)                                 At the Closing, each Seller Party shall assign to Purchaser its rights under all confidentiality, non-disclosure or similar agreements entered into by such Seller Party to the extent such rights relate to Confidential Information, all of which are set forth on Exhibit 9.05(d).  After the Closing, Purchaser shall have the sole and exclusive right to maintain and enforce such rights.

(e)                                  Any press release announcing the execution of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, shall be issued in such form as shall be mutually agreed upon by Parent and Purchaser.  No Party shall make any other public statement or disclosure regarding the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other Parties; provided, however, that the foregoing restriction shall not prohibit any Party from making a public disclosure required by applicable Law.

SECTION 9.06.                                                           Certain Amendments.  Neither Purchaser nor any Seller Party shall amend the Transfer Agreement or any Assumed Provision (as defined in the Transfer Agreement) of the License Agreement (which, for purposes of this Section 9.06 only, shall have the meaning ascribed to such term in the Transfer Agreement), without the written consent of the other Party, provided, however, (a) the consent of Purchaser shall not be required as to any such amendment by a Seller Party that relates exclusively to (i) areas outside of the Territory or (ii) a Seller Party’s obligations thereunder, and (b) the consent of a Seller Party shall not be required as to any such amendment by Purchaser that relates exclusively to (i) the Territory or (ii) Purchaser’s obligations thereunder.

SECTION 9.07.                                                           Regulatory Matters.

(a)                                 Each Seller Party and Purchaser shall cooperate and use its commercially reasonable efforts to ensure compliance with all Laws, including FDA regulation 21 C.F.R. §314.72 and DEA regulations, that may be or become applicable to the performance of its and any other Party’s obligations pursuant to this Agreement.

(b)                                 Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement and shall, to the extent permitted by applicable Law, permit the other Party to review in advance any proposed communication by such Party to any Governmental or Regulatory Authority relating to the matters that are the subject of this Agreement.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(c)                          Following the Closing Date, Seller shall continue to maintain and update all databases relating to Adverse Drug Experience Reports and other safety data in accordance with all applicable Laws until August 31, 2013.  Purchaser will pay to Seller, on or before August 31, 2013, an amount in cash equal to Seven Thousand Dollars ($7,000.00) to cover Purchaser’s proportion of the maintenance costs during such period.  Following the Closing Date, but not later than thirty (30) days after the Closing Date, the applicable Seller Parties and Purchaser shall enter into a pharmacovigilence and safety reporting agreement in mutually agreeable form to facilitate the monitoring of the safety of the Product and compliance with applicable Laws, which agreement shall set forth, among other things, the sharing of applicable data and costs.

(d)                                 As soon as possible following the Closing Date, but not later than thirty (30) days after the Closing Date, the Parties shall enter into an agreement to initiate a process for the transfer to Purchaser or its designee of medical information request responsibilities relating to the Product, the Acquired Assets or the Business.  Until such transfer, but in no event longer than seven (7) days after the Closing Date, Seller shall remain responsible for all medical information responsibilities associated with the Product, the Acquired Assets or the Business.

(e)                                  Each Party shall promptly inform the other Party, but in no event later than five (5) Business Days after such Party first has knowledge, if such Party or any director, officer, agent or employee of such Party is, or such Party uses in any capacity the services of any individual or entity that is:

(i)                                     debarred, or proposed to be debarred 21 U.S.C. Section 335a(a) or 335a(b);

(ii)                                  sanctioned by, suspended, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs;

(iii)                               charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion; or

(iv)                              engaged in any conduct that would reasonably be expected to result in debarment or exclusion under 21 U.S.C. Section 335a(a) or 335a(b), or under 42 U.S.C. Section 1320a-7, or sanction by, suspension, debarment, exclusion, or ineligibility to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs.

SECTION 9.08.                                                           Transaction Fees and Expenses.  Each Seller Party and Purchaser shall be solely responsible for its own broker’s, finder’s, financial advisor’s, attorneys’, accounting, consulting or other similar fees, costs, expenses or commissions in connection with any of the transactions contemplated by this Agreement (“Transaction Fees”).

SECTION 9.09.                                                     Business Operation.  Notwithstanding any provision of this Agreement or any Ancillary Agreement to the contrary, from and after the Closing, any and all decisions or matters regarding Purchaser’s manufacturing, distribution, marketing, sale or

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

commercialization of the Product or the operation or conduct of the Business, as applicable, shall be in the sole and exclusive discretion of Purchaser without any express or implied obligation, responsibility or Liability to a Seller Party or any Third Party.  Each Seller Party hereby waives any fiduciary duty or express or implied duty of Purchaser to such Seller Party or their Affiliates in connection with, but only in connection with, the provisions of this Section 9.09, including an implied duty of good faith and fair dealing.

SECTION 9.10.                                                           Notification of Customers and Vendors.

(a)                                 Promptly after the Closing Date, Purchaser and Seller, by delivery of a letter to customers (“Customer Letter”) in substantially the form of notification attached hereto as Exhibit 9.10(a), shall jointly notify all wholesale distributors of the Product: (a) of the transfer of the Acquired Assets to Purchaser and retention of the Excluded Liabilities by Seller or its Affiliates; (b) that all purchase orders for Products received by Seller prior to the Closing Date but not shipped prior to 12:01 a.m. (Eastern Daylight Time) on the day immediately following the Closing Date shall be transferred to Purchaser (provided, that, to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred); (c) that all purchase orders for the Product received after the Closing Date should be sent to Purchaser at Telephone: 1-866-223-0287, Facsimile: 1-888-806-4864, E-mail: depomedorders@icsconnect.com; and (d) any returns for the Product received on or after the Closing Date by Seller’s third party logistics provider shall be returned to Purchaser at Depomed, Inc., Attn: Returns Processing, 420 International Blvd., Suite 500, Brooks, Kentucky 40109.

(b)                                 Promptly after the Closing Date, Purchaser and each applicable Seller Party, by delivery of a letter to vendors and suppliers (“Vendor Letter”) in substantially the form of notification attached hereto as Exhibit 9.10(b), shall jointly notify all applicable vendors and suppliers relating to the Product of the transfer of the Acquired Assets to Purchaser and retention of the Excluded Liabilities by such applicable Seller Party.

SECTION 9.11.                                                           Chargebacks.  Seller shall be responsible for all credits, chargebacks, reimbursements, administrative fees and other financial obligations to wholesalers and other distributors, group purchasing organizations, insurers and other institutions related to the Product (collectively, “Chargebacks”) submitted with respect to the Product sold by Seller through the Closing Date.  Purchaser is responsible for all Chargebacks for product sold by Purchaser or put in the channel by Purchaser after the Closing Date.

SECTION 9.12.                                                           Medicare and Managed Care Programs.

(a)                         Medicare Part D Gap Discount Program.  Seller shall be financially responsible for any rebate claims related to the Medicare Part D Gap Discount Program with respect to the Product dispensed and reimbursed through September 30, 2013.  Purchaser shall be financially responsible for all rebate claims related to the Medicare Part D Gap Discount Program with respect to the Product dispensed and reimbursed beginning on or after October 1, 2013.  Notwithstanding the foregoing allocation of financial responsibility, Purchaser shall assume and undertake clerical/administrative responsibility for processing all such claims within

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ten (10) days following the Closing Date.  Under the Medicare Part D Gap Discount Program, Seller is required to make all payments for rebates filed with Seller’s National Drug Code number.  For periods for which Purchaser is financially responsible as described above, Purchaser shall reimburse Parent for payments made on its behalf by a Seller Party, within thirty (30) days of any applicable itemized invoice from a Seller Party.  Purchaser shall be solely responsible for all Medicare Part D Gap Discount Program Rebate filings and payments relating to the Products sold under its own labeler code.

(b)                                 Managed Care Programs.  Seller shall be financially responsible for any rebate claims related to the each of the managed care programs set forth on Schedule 9.12(b) with respect to the Product (“Managed Care Programs”) dispensed and reimbursed through September 30, 2013.  Purchaser shall be financially responsible for all rebate claims related to the Managed Care Programs with respect to the Product dispensed and reimbursed beginning on or after October 1, 2013.  Notwithstanding the foregoing allocation of financial responsibility, Purchaser shall assume and undertake clerical/administrative responsibility for processing all such claims within ten (10) days following the Closing Date.  Seller shall forward any applicable Rebate invoices it receives for which Purchaser is responsible to Purchaser within five (5) Business Days after receipt by Seller of such invoice.

(c)                                  Fines, Penalties, Interest.  Any delays, errors, or omission in data provided by Purchaser to a Seller Party that result in fines, penalties, interest, or any other charges to a Seller Party shall be the sole responsibility of Purchaser and Purchaser shall reimburse Parent for any such payments.  Any delays, errors, or omission in data provided by a Seller Party to Purchaser that result in fines, penalties, interest, or any other charges to Purchaser shall be the sole responsibility of the Seller Parties and the Seller Parties shall reimburse Purchaser for any such payments.

SECTION 9.13.                                                           Information for Calculating Prices.  Within fifteen (15) days following the end of each calendar month through September 30, 2013, Purchaser shall provide to Seller in a customary format reasonably agreed to by Purchaser and Seller, detailed direct sales and non-return credit information by class of trade, corresponding chargeback detail by class of trade (date of processing of chargeback, chargeback amount, corresponding wholesale purchase price, contract price, name of contract, corresponding units, date of sale from wholesaler to contracted customer, and purchasing contracted customer’s class of trade), and any other information that Seller may reasonably request.  The provisions of Section 9.12(a) shall apply to all data provided in accordance with this Section 9.13.

SECTION 9.14.                                                           Product Returns.

(a)                                 Seller will be financially responsible for all Product returns relating to Product sold by a Seller Party and Purchaser will be financially responsible for all Product returns relating to Product sold by Purchaser or any of its Affiliates.  Seller and Purchaser will designate or label lots of Product to be acquired by Purchaser as part of the Product Inventory (the “Acquired Lots”) in the manner set forth in the Transition Plan such that the Acquired Lots will be identifiable as constituting Product sold by Purchaser rather than Seller.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(b)                                 Seller will notify its third party logistics provider to continue to accept Seller-authorized returns of Product sold by Seller.

(c)                                  In the event Purchaser, or its third party logistics provider, receives and processes returns of Product on or after the Closing Date for which Seller is responsible, the amount of any related deduction, charge or expense will constitute a Loss for purposes of Article X and a breach of Seller’s obligations set forth in Section 10.01(b).

(d)                                 In the event Seller, or its third party logistics provider, receives and processes returns of Product on or after the Closing Date for which Purchaser is responsible, Purchaser will reimburse Parent within thirty (30) days of receiving an itemized invoice from the Seller Parties reflecting the amount of any related deduction, charge or expense.

SECTION 9.15.                                                           Co-Pay Cards.  Seller shall be financially responsible for any claims, redemptions or payments relating to the Consumer Co-Pay Card Program and the Consumer Co-Pay Offset Card Program with respect to the Product (together, the “Co-Pay Card Programs”) dispensed and redeemed through September 30, 2013.  Purchaser shall be financially responsible for all claims, redemptions or payments relating to the Co-Pay Card Programs for all periods beginning on or after October 1, 2013.  Seller shall forward any applicable Co-Pay Card Program invoices it receives for which Purchaser is responsible to Purchaser within five (5) Business Days after receipt by Seller of such invoice.

SECTION 9.16.                                                           Use of Seller Parties Brands.

(a)                                 Each Seller Party hereby grants to Purchaser a fully-paid, royalty-free, non-exclusive, sublicensable, non-transferable and non-assignable right and license to use the Seller Brands, and the goodwill of the Business associated therewith, subject to reasonable quality control requirements, used in connection with the Business for the purposes expressly set forth below in this Section 9.16 during the Trademark Period.

(b)                                 Purchaser shall be permitted, for a period commencing on the Closing Date and ending no later than the date of the latest expiration date for any individual unit of finished Products included in the Product Inventory (the “Trademark Period”) to use the Seller Brands used in connection with the sale and distribution of the Product in the Territory, solely to the extent set forth on packaging materials and labels for Product included in the Product Inventory.

SECTION 9.17.                                                           [***]

SECTION 9.18.                                                           [***]

SECTION 9.19                                                              Further Assurances.  From time to time, as and when requested by either Party, each of the Parties, shall, at its reasonable expense (except as otherwise expressly provided in this Agreement), execute such additional documents and take such further actions as may be reasonably requested to carry out the provisions of this Agreement and consummate and evidence the transactions contemplated hereby, including executing and delivering or causing to be executed and delivered to the other Party such additional documents as the other Party or its counsel may reasonably request as necessary for such purpose.  Without limiting the foregoing,

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

if at any time on or after the Closing Date, a Seller Party retains or obtains possession or control of any assets that existed as of the Closing Date and would have constituted an Acquired Asset on such date, such Seller Party shall promptly but in no event later than three (3) Business Days after coming into such possession or control, deliver or return (or cause to be delivered or returned) such Acquired Assets to Purchaser for no additional consideration.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.                                                    Indemnification by Seller Parties.  From and after the Closing, each Seller Party shall, jointly and severally, defend, indemnify and hold harmless Purchaser, Purchaser’s Affiliates and their respective employees, agents, officers, directors, shareholders and their respective Affiliates (collectively, the “Purchaser Indemnitees”), from and against, and shall compensate and reimburse each Purchaser Indemnitee for, any and all losses, liabilities, obligations, claims, fees, penalties, interest, awards, judgments, costs, expenses (including reasonable documented attorneys’ fees and documented fees of other professionals), damages and lawsuits (“Losses”) suffered or incurred by any Purchaser Indemnitee to the extent arising from or relating to any of the following:

(a)                                 the breach of any representation or warranty of a Seller Party contained in ARTICLE V or any Ancillary Agreement other than the Transfer Agreement, which is separately addressed in Section 10.01(h) below;

(b)                                 the breach of or failure to comply with any agreement, covenant or obligation of a Seller Party under this Agreement or any Ancillary Agreement other than the Transfer Agreement, which is separately addressed in Section 10.01(i) below;

(c)                                  failure to comply with any applicable bulk sales or bulk transfer Laws;

(d)                                 any Excluded Liability;

(e)                                  any Taxes for which any Seller Party is liable under Section 9.02;

(f)                                   any Transaction Fees payable by a Seller Party;

(g)                                  any claims brought by any current or terminated employee, consultant or independent contractor of a Seller Party or any of their respective Affiliates;

(h)                                 any breach of any representation or warranty of the Seller Parties or their Affiliates, successors or assigns contained in the Transfer Agreement or the License Agreement (which, for purposes of this Section 10.01(h) only, shall have the meaning ascribed to such term in the Transfer Agreement); or

(i)                                     any breach of or failure to comply with any agreement, covenant or obligation of the Seller Parties or their Affiliates, successors or assigns under or pursuant to the Transfer Agreement or the License Agreement (which, for purposes of this Section 10.01(i) only, shall have the meaning ascribed to such term in the Transfer Agreement).

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SECTION 10.02.                                                    Indemnification by Purchaser.  From and after the Closing, Purchaser shall defend, indemnify and hold harmless each Seller Party, each Seller Party’s Affiliates and their respective employees, agents, officers, directors, shareholders and their respective Affiliates (collectively, the “Seller Indemnitees”), from and against, and shall compensate and reimburse each Seller Indemnitee for, any and all Losses suffered or incurred by any Seller Indemnitee to the extent arising from or relating to any of the following:

(a)                                 the breach of any representation or warranty of Purchaser contained in ARTICLE VII or any Ancillary Agreement other than the Transfer Agreement, which is separately addressed in Section 10.02(h) below;

(b)                                 the breach of or failure to comply with any agreement, covenant or obligation of Purchaser under this Agreement or any Ancillary Agreement other than the Transfer Agreement, which is separately addressed in Section 10.02(i) below;

(c)                                  any Assumed Liability;

(d)                                 any Taxes for which Purchaser is liable under Section 9.02;

(e)                                  any Transaction Fees payable by Purchaser;

(f)                                   any claims brought by any current or terminated employee, consultant or independent contractor of Purchaser or its Affiliates;

(g)                                  any lien upon the Escrow Fund or setoff against the Escrow Fund relating to any unpaid fees or non-reimbursed expenses of the Escrow Agent;

(h)                                 any breach of any representation or warranty of Purchaser or its Affiliates, successors or assigns contained in (i) the Transfer Agreement other than with respect to Paragraph 3.3 of such Transfer Agreement or (ii) the License Agreement (which, for purposes of this Section 10.02(h) only, shall have the meaning ascribed to such term in the Transfer Agreement), other than with respect to Section 4.1 of such License Agreement; or

(i)                                     any breach of or failure to comply with any agreement, covenant or obligation of Purchaser or its Affiliates, successors or assigns under or pursuant to (i) the Transfer Agreement other than with respect to Paragraph 3.3 of such Transfer Agreement or (ii) the License Agreement (which, for purposes of this Section 10.02(i) only, shall have the meaning ascribed to such term in the Transfer Agreement), other than with respect to Section 4.1 of such License Agreement.

SECTION 10.03.                                                    Indemnification Procedure.

(a)                                 Procedures Relating to Indemnification for Third Party Claims.  In order to receive the benefits of the indemnity under Section 10.01 or Section 10.02, as applicable, in respect of, arising out of or involving a claim or demand made by any Third Party (a “Third Party Claim”) against a Purchaser Indemnitee or Seller Indemnitee (either, an “Indemnitee”), such Indemnitee must:

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(i)                                     give the indemnifying Party (the “Indemnitor”) written notice of any claim or potential claim, with sufficient specificity to enable the Parties to correlate that claim to the Allocation, promptly after the Indemnitee receives notice thereof; provided, that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Indemnitee’s right to indemnification under this Agreement, except if, and only to the extent, that the Indemnitor’s rights, or its ability to defend against or settle such claim or potential claim, are actually and materially prejudiced by such failure to notify;

(ii)                                  if the Indemnitor acknowledges in writing to the Indemnitee its obligation to indemnify the Indemnitee hereunder from any Losses that might result from such Third Party Claim within twenty (20) days of receipt of notice of such Third Party Claim, allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim with independent counsel of its choice, which counsel shall be reasonably acceptable to the Indemnitee, provided, that: (A) no such settlement may materially or adversely affect the rights or obligations of the Indemnitee under this Agreement without the Indemnitee’s prior written consent; (B) any settlement reached without the prior written consent of the Indemnitee shall be for monetary damages only (which amount shall be fully indemnified hereunder by the Indemnitor) and not for any equitable relief and shall not include any admission or ongoing obligation or restriction on the part of the Indemnitee; and (C) the Indemnitor shall keep the Indemnitee advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Indemnitee with respect thereto; and

(iii)                               reasonably cooperate with the Indemnitor in its defense of the claim (including making documents and records available for review and copying and making Persons within the Indemnitee’s control available for pertinent interview and testimony), so long as such cooperation does not vitiate any legal privilege to which such Indemnitee is entitled.

(b)                                 Subject to Section 10.03(a), the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim.  The Indemnitor shall have no liability under this ARTICLE X as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.

(c)                                  If (i) the Indemnitor fails to notify the Indemnitee of its obligation to indemnify the Indemnitee from any Losses that might result from such Third Party claim as set forth in Section 10.03(a)(ii), (ii) such Third Party Claims seeks, in addition to or in lieu of monetary Losses, any injunctive or equitable relief, (iii) settlement of, or an adverse judgment with respect to, such Third Party Claim would establish (in the reasonable and good faith judgment of the Indemnitee) a precedential custom or practice that would be materially adverse to the business interests of the Indemnitee, or (iv) after assuming the control of such defense, the Indemnitor withdraws from such defense or fails to diligently pursue and maintain such defense, then the Indemnitee shall have the right to assume the sole control of the defense and settlement

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

(including all decisions related to litigation, defense and appeal) of any such claim, at the sole expense of the Indemnitor.

SECTION 10.04.                                                    Procedures Related to Indemnification for Other Claims. An Indemnitee seeking indemnification under Section 10.01 or Section 10.02, as applicable, that does not involve a Third Party Claim shall, within as soon as reasonably practicable deliver to the Indemnitor, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim, provided, however, that the failure by any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section 10.01 or Section 10.02, as applicable, except to the extent that the Indemnitor has been prejudiced by such failure.  Within thirty (30) days after delivery of a Direct Claim Notice, the Indemnitor shall deliver to the Indemnitee a written response in which the Indemnitor shall (a) agree that the Indemnitee is entitled to receive all of the amount set forth in the Direct Claim Notice (the “Claim Amount”) (in which case such response shall be accompanied by a payment to the Indemnitee of the Claim Amount by the Indemnitor by wire transfer of immediately available funds or, if payment is to be made from the Escrow Fund, express authorization to the Escrow Agent (in accordance with the Escrow Agreement) to make immediate payment of the Claim Amount to Purchaser from the Escrow Fund), (b) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnitee of the Agreed Amount by the Indemnitor by wire transfer of immediately available funds or, if payment is to be made from the Escrow Fund, express authorization to the Escrow Agent (in accordance with the Escrow Agreement) to make immediate payment of the Agreed Amount to Purchaser from the Escrow Fund) or (c) contest that the Indemnitee is entitled to receive any of the Claim Amount.  If such dispute is not resolved within thirty (30) days following the delivery by the Indemnitor of such response, the Indemnitor and the Indemnitee shall resolve such dispute in accordance with the provisions of Section 12.08.

SECTION 10.05.                                                    Losses Net of Insurance.  The amount of any Loss for which indemnification is provided under this ARTICLE X shall be net of any amounts recovered by the Indemnitee under insurance policies or in respect of any indemnity or contribution that is received by the Indemnitee with respect to such Loss.

SECTION 10.06.                                                    Limitation on Indemnification.

(a)                                 Notwithstanding anything to the contrary herein:

(i)                                     the Indemnitor shall not have any liability under Section 10.01(a) or Section 10.02(a), as applicable, unless the aggregate of all Losses for which the Indemnitor would be liable but for this Section 10.06(a)(i), exceeds on a cumulative basis, an amount equal to Fifty Thousand Dollars ($50,000) (the “Deductible”), at which point the Indemnitee shall recover any such and future Losses, including the amount of the Deductible; and

(ii)                                  the Indemnitor’s aggregate liability under Section 10.01(a) or Section 10.02(a), as applicable, shall in no event exceed, on a cumulative basis, Three Million Dollars ($3,000,000), provided, however, the limitations set forth in this Section

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

10.06(a) shall not apply to any claim related to any fraud, intentional misrepresentation or willful misconduct or a claim for equitable relief made with respect to breaches of any covenant, agreement or obligation set forth in this Agreement.

(b)                                 Following the Closing, the Parties’ rights to indemnification pursuant to this ARTICLE X and Section 9.02 shall, except for equitable relief and specific performance of agreements, covenants or obligations that survive Closing, be the sole and exclusive remedy available to the Parties with respect to any matter arising under or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, other than for claims of fraud, intentional misrepresentation or willful misconduct.  Except pursuant to the indemnification provisions set forth in this ARTICLE X and in Section 9.02, each Party hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the other Parties and their Affiliates arising under or based upon this Agreement, the Ancillary Agreements, any document or certificate delivered in connection herewith, the Product, the Business, the Acquired Assets and the Assumed Liabilities, or any federal, state, local or foreign Law.  No Party or their respective successors or permitted assigns, shall be entitled to claim or seek rescission of the transactions consummated by this Agreement.

(c)                                  Notwithstanding any provision herein, no Seller Party or Purchaser shall in any event be liable to Purchaser or any Seller Party, respectively, or any Indemnitee on account of any indemnity obligation set forth in Section 10.01 or Section 10.02 for any indirect, consequential, special, incidental or punitive damages (except punitive damages payable to a Third Party), including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

SECTION 10.07.                                                    Termination of Indemnification; Survival.

(a)                                 Termination of Indemnification.  The obligations to indemnify and hold harmless an Indemnitee pursuant to (i) Section 10.01(a) and Section 10.02(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.07(b), and (ii) the other clauses of Section 10.01, including Section 10.01(h) and Section 10.01(i), and Section 10.02, including Section 10.02(h) and Section 10.02(i), shall not terminate; provided, however, that with respect to clause (i) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnitee or the related Party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

(b)                                 Survival.  The representations and warranties of the Seller Parties contained in ARTICLE V shall survive the Closing solely for purposes of Section 10.01(a) and shall terminate as of 5:00 p.m. (Pacific Daylight Time) on the Expiration Date (other than with respect to those representations and warranties of Seller Parties contained in Section 5.01, Section 5.02, Section 5.03(c), Section 5.07, and Section 5.09 (the “Core Representations”), which shall survive until the expiration of the applicable statute of limitations), and the representations and warranties of Purchaser contained in ARTICLE VII shall survive the Closing

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

solely for purposes of Section 10.02(a), and shall terminate as of 5:00 p.m. (Pacific Daylight Time) on the Expiration Date (other than with respect to those representations and warranties of Purchaser contained in Section 7.01, Section 7.02 and Section 7.05, which shall survive until the expiration of the applicable statute of limitations).

SECTION 10.08.                                                    Tax Treatment of Indemnification Payments.  For all Tax purposes, each Party and their Affiliates agrees, in accordance with applicable Tax Laws, to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by such Seller Party for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

SECTION 10.09.                                                    Setoff.  Subject to the limitations set forth in Section 10.06, the Parties acknowledge and agree that in the event (a) the Escrow Fund is depleted or is insufficient to cover the amount of Losses for which Purchaser is entitled to indemnification by the Seller Parties under this ARTICLE X and (b) the Seller Parties have not satisfied their indemnification obligations under this ARTICLE X for a period of greater than thirty (30) days, Purchaser may, at its sole discretion, set off any indemnification payment to which it is entitled under (i) Section 10.01(a) for a Seller Party’s breach of the Core Representations or (ii) Section 10.01(b) with respect to the matters set forth in Section 6.03, Section 6.05 and Section 9.14, in each case against payment of Product Royalties or Net Sales Milestones.  If Purchaser shall set off any amounts pursuant to this Section 10.09, and a Seller Party objects to that set off by written notice to Purchaser given within thirty (30) days of such set off and it is determined that Purchaser has improperly set off any amount, Purchaser shall be required to pay to Parent or Parent’s permitted designee interest on such improperly set off portion of Product Royalties or Net Sales Milestones, as applicable, at a rate per month equal to the prime rate then in effect plus two percent (2.0%), to the maximum extent permitted by applicable Law.  Such interest shall accrue and compound on a daily basis from the date on which the improperly set off portion of Product Royalties or Net Sales Milestones should have initially been paid to Parent.  In addition to accrued interest on any improperly set off portion of Product Royalties or Net Sales Milestones, as applicable, Purchaser shall pay to Parent reasonable attorneys’ fees and expenses and other reasonable costs and expenses incurred in connection with the collection of any such unpaid portion thereof.

SECTION 10.10.                                                    No Double Recovery.  Neither Purchaser, on the one hand, nor the Seller Parties, on the other hand, shall be entitled to recover the same or duplicative damages with respect to the same breach from the Seller Parties or Purchaser, respectively, under more than one (1) of this Agreement and the Ancillary Agreements. For the purposes of this Section 10.10, each Party shall be deemed to have made and received all payments made and received by its Affiliates.

ARTICLE XI

[RESERVED]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01.                                                    Assignment.  Purchaser shall not assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of any Seller Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder by Purchaser shall be void and of no effect, provided, however, that, except as set forth below, Purchaser may assign this Agreement, without such consent, with prior written notice to the Seller Parties, to (a) any of its Affiliates, (b) a successor of all or substantially all of the business of Purchaser, whether by way of merger, sale of stock, sale of assets or other transaction (or series of related transactions) or (c) a successor of that portion of Purchaser’s business comprising the Business, provided, further, that (1) any such Affiliate or successor shall expressly assume and be bound by all of the obligations of Purchaser hereunder, and (2) notwithstanding any provision hereof to the contrary, any assignment pursuant to clause (c) above within [***] following the Closing Date shall be subject to the prior written consent of any Seller Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Subject to Section 6.02, each Seller Party shall have the right to assign or otherwise transfer this Agreement or any interest herein or right hereunder without the consent of Purchaser on or after [***].  Except as set forth in Section 6.02, an assignment of this Agreement by a Seller Party prior to [***] shall be subject to the prior written consent of Purchaser, which consent shall not be unreasonably withheld,  conditioned or delayed, provided, however, that each Seller Party may assign this Agreement, without such consent, with prior written notice to the Purchaser, to (a) any of its Affiliates or (b) a successor of all or substantially all of the business of such Seller Party, whether by way of merger, sale of stock, sale of assets or other transaction (or series of related transactions), provided, further, that any such Affiliate or successor shall expressly assume and be bound by all of the obligations of such Seller Party hereunder.

SECTION 12.02.                                                    Non-Waiver.  Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

SECTION 12.03.                                                    No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

SECTION 12.04.                                                    Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.

SECTION 12.05.                                                    Entire Agreement; Amendments.  This Agreement, together with the Ancillary Agreements (in each case, following the execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied.  This Agreement may not be amended, supplemented or modified except by an

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

instrument in writing signed on behalf of each Party.  No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.

SECTION 12.06.                                                    Notices.  Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same manner:

(a)                                 If to Purchaser, to:

Depomed, Inc.
7999 Gateway Blvd., Suite 300
Newark, California 94560

Attention:                                         Legal Department
Facsimile:                                         (510) 744-8001

(b)                                 If to a Seller Party, to:

Archimedes Pharma Ltd.

250 South Oak Way

Green Park

Reading

RG2 6UG

United Kingdom

Attention:                                         Legal Department

Facsimile:                                         +44 (0) 118 931 5051

with a copy (which shall not constitute notice) to:

Grey Street Legal, LLC
356 N. Pottstown Pike, Suite 200
Exton, Pennsylvania 19341

Attention:                                         Dean A. Bertolino

Facsimile:                                         (610) 594-4733

All notices shall be deemed given when received by the addressee.

SECTION 12.07.                                                    Governing Law.  This Agreement (and all disputes arising out of it including non-contractual disputes) shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to the choice of Law or conflict of Law provisions or rules thereof.

SECTION 12.08.                                                    Dispute Resolution.

(a)                                 The Parties recognize that a bona fide dispute as to certain matters governed by this Agreement or any Ancillary Agreement may arise that relate to any Party’s

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

rights or obligations hereunder or thereunder. In the event of the occurrence of any dispute arising out of or relating to this Agreement or Ancillary Agreement, including any question regarding its existence, validity or termination, any Party may, by written notice to the other Parties, have such dispute referred to its respective officer designated below or their successors, for attempted resolution by good faith negotiations within sixty (60) days after such notice is received. If either Party desires to pursue arbitration under Section 12.08(b) to resolve any such dispute, a referral to such executives under this Section 12.08(a) shall be a mandatory condition precedent.  Said designated officers are as follows.

For Purchaser: Chief Executive Officer or their designee

For any Seller Party: Chief Executive Officer or their designee

(b)                                 In the event that such officers shall be unable to resolve the dispute by executive mediation within such sixty (60) day period, then the dispute shall be finally settled by binding arbitration as provided in Section 12.08(c).

(c)                                  Any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, shall be referred to and finally determined by arbitration in accordance with the JAMS Domestic Arbitration Rules by a tribunal of three (3) arbitrators.  Within fifteen (15) days after the commencement of arbitration, Purchaser, on the one hand, and the Seller Parties, on the other hand, shall each select one (1) Person to act as arbitrator, and the two (2) so selected shall select a third (3rd) arbitrator within thirty (30) days of the commencement of the arbitration.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules.  All arbitrators shall serve as neutral, independent and impartial arbitrators.  The place of arbitration shall be New York, New York. The language to be used in the arbitral proceedings shall be English. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d)                                 The procedures specified in this Section 12.08 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement or any Ancillary Agreement; provided, that a Party, without prejudice to the above procedures, may seek injunctive relief or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage. Despite such action the Parties shall continue to participate in good faith in the procedures specified in this Section 12.08.

(e)                                  Each Party is required to continue to perform its obligations under this Agreement and each Ancillary Agreement pending final resolution of any such dispute.

SECTION 12.09.                                                    Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement and the Ancillary Agreements, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including Transaction Fees, shall be paid by the Party incurring such costs or expenses.

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

SECTION 12.10.                                                    Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between a Seller Party and Purchaser or any of their respective Affiliates.  Except as otherwise expressly provided herein, neither Purchaser, on one hand, nor the Seller Parties, on the other hand may act on behalf of the Seller Parties or Purchaser, respectively, and neither Purchaser, on one hand, nor the Seller Parties, on the other hand, may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of any Seller Party or Purchaser, respectively, or incur any charges or expenses for or in the name of any Seller Party or Purchaser, respectively.  Neither Purchaser, on one hand, nor the Seller Parties, on the other hand, shall be liable for the act of any Seller Party or Purchaser, respectively, unless such act is expressly authorized in writing by all Parties. The relationship of Purchaser, on one hand, and the Seller Parties, on the other hand, under this Agreement is, and is intended to be, one of independent contractors hereunder.

SECTION 12.11.                                                    Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one (1) and the same instrument.

[Signature Page Follows]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

PURCHASER:	SELLER:

DEPOMED, INC.	ARCHIMEDES PHARMA US INC.

By:	By:
Name: James A. Schoeneck	Name: Charles A. Reinhart III
Title: Chief Executive Officer	Title: EVP and Chief Financial Officer

PARENT:

ARCHIMEDES PHARMA LTD.

By:
Name: Jeffrey H. Buchalter
Title: President and Chief Executive Officer

ARCHIMEDES DEVELOPMENT

ARCHIMEDES DEVELOPMENT LTD.

By:
Name: Nicholas G. Rothwell
Title: EVP — Global Supply

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Confidential Information indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission.